                                                    Registration No. ___________
================================================================================

                                 United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549

                                    FORM S-1

            Registration Statement Under the Securities Act of 1933

                         Ocean West Holding Corporation
             (Exact name of registrant as specified in its charter)

         Delaware                      6162                   applied for
 (State of Incorporation)       (Primary Standard            (IRS Employer
                            Industrial Classification       Identification
                                   Code Number)                 Number)

                       ---------------------------------

                        15991 Redhill Avenue, Suite 110
                            Tustin, California 92780
                                 (714) 247-4220
                        (Address and telephone number of
                   Registrant's principal executive offices)

                    Daryl Meddings, Executive Vice President
                         Ocean West Holding Corporation
                        15991 Redhill Avenue, Suite 110
                            Tustin, California 92780
                                 (714) 247-4220
           (Name, address and telephone number of agent for service)

                        Copy to: Lynn H. Wangerin, Esq.
                              Ogden Newell & Welch
                              1700 Citizens Plaza
                            500 W. Jefferson Street
                           Louisville, Kentucky 40202
                  (502) 582-1601 / (502) 581-9564  (facsimile)

                       ---------------------------------


  Approximate date of commencement of proposed distribution to public: As soon as practicable after the registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


                                Calculation of Registration Fee
----------------------------------------------------------------------------------------------
 Title of each class   Amount to be  Proposed maximum    Proposed maximum        Amount of
 of securities to be    registered    offering price    aggregate offering   registration fee
     registered                          per unit             price
----------------------------------------------------------------------------------------------
Common Shares (1)         2,271,000             $0.11           $  249,810             $   66
Common Shares (2)         1,000,000             $8.00           $8,000,000             $2,112
Common Stock
  Purchase Warrants       1,000,000             $  (3)          $       (3)            $   (3)
     Total Fee                                                                         $2,178
----------------------------------------------------------------------------------------------

(1) These securities include 300,000 shares which were issued to Monogenesis Corporation in contemplation of distribution at a price of $0.10 per share. They will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 125 shares for each share held. The remaining shares are to be offered for sale at market price from time to time and are currently held by former shareholders of Ocean West Enterprises, Inc.
     There is no current offering price for these shares. The fee calculation is based upon the book value of Ocean West Enterprises, Inc., the wholly owned subsidiary of Ocean West Holding Corporation, as of September 30, 1999.

(2) These are the Common Shares which will be issued in the event the Common Stock Purchase Warrants are exercised. The maximum offering price is based upon the exercise price of the warrants.

(3) The warrants were issued to Monogenesis Corporation at a price of $0.01 each and will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 450 warrants for each share held. The warrants are registered in the same registration statement as the Common Shares underlying the warrants and, therefore, no separate registration fee is required pursuant to Rule 457(i).

                         Ocean West Holding Corporation

                             Cross Reference Sheet


                                                                                                 Page
Item Number - Part I, Form S-1                              Location                            Number
------------------------------------------------         --------------                     --------------
1.      Forepart of the Registration Statement                Same                                 1
        and Outside Front Cover Page of Prospectus

2.      Inside Front and Outside Back Cover                   Same                                 2, *
        Pages of Prospectus

3.      Summary Information, Risk Factors and                 Summary; Risk Factors                4,9
        Ratio of Earnings to Fixed Charges

4.      Use of Proceeds                                       Use of Proceeds                      20

5.      Determination of Offering Price                       Risk Factors - There is no           18
                                                              trading market for the shares or
                                                              warrants and The exercise price
                                                              of the warrants is not based on
                                                              market prices

6.      Dilution                                              Not applicable

7.      Selling Security Holders                              Risk Factors - Shares available      18, 40
                                                              for future sale by former OWE
                                                              shareholders may adversely
                                                              affect the price of shares; Plan
                                                              of Distribution; Principal and
                                                              Selling Shareholders

8.      Plan of Distribution                                  Plan of Distribution                 18

9.      Description of Securities to Be Registered            Securities                           42

10.     Interests of Named Experts and Counsel                Not applicable

11.     Information With Respect to the Registrant

        (a)     Description of business                       Business                             22

        (b)     Description of property                       Business - Properties                31

        (c)     Legal proceedings                             Legal Proceedings                    32

*       Immediately after financial statements.


                                                                                                       Page
Item Number - Part I, Form S-1                              Location                                  Number
------------------------------------------------         --------------                           --------------
        (d)     Market price of and dividends                 Risk Factors - No payment of        17, 18, 42, 47
                on the registrant's common                    dividends on Common Shares is
                stock and related stockholder                 expected in the near future,
                matters                                       There is no trading market for
                                                              the shares or the warrants, and
                                                              Shares available for future sale
                                                              by former OWE shareholders may
                                                              adversely affect the price of
                                                              shares; Securities; Dividends

        (e)     Financial statements                          Financial Statements                       50

        (f)     Selected financial data                       Summary - Selected Financial Data           7

        (g)     Supplementary financial                       Not applicable
                information

        (h)     Management's discussion and                   Management's Discussion and                32
                analysis of financial                         Analysis of Financial Condition
                condition and results of                      and Results of Operations
                operations

        (i)     Changes in and disagreements                  Not applicable
                with accountants on accounting
                and financial disclosure

        (j)     Quantitative and qualitive                    Not applicable
                disclosures about market risk

        (k)     Directors and executive officers              Management                                 37

        (l)     Executive compensation                        Management - Executive                     39
                                                              Compensation

        (m)     Security ownership of certain                 Principal and Selling                      40
                beneficial owners and management              Shareholders

        (n)     Certain relationships and                     Management - Certain Transactions          39
                related transactions

12.     Disclosure of Commission Position on                  Liability and Indemnification of           47
        Indemnification for Securities Act Liabilities        Directors and Officers

Prospectus
----------

                Ocean West Holding Corporation [corporate logo]

                        15991 Redhill Avenue, Suite 110
                            Tustin, California 92780
                                 (800) 500-6232

                            3,271,000 Common Shares
                          (par value, $0.01 per share)
                    1,000,000 Common Stock Purchase Warrants


     Ocean West Holding Corporation ("Ocean West") is registering 254,000 Common Shares and 914,400 Common Stock Purchase Warrants which will be distributed by Monogenesis Corporation ("Monogenesis") to its shareholders. Monogenesis will retain 46,000 Common Shares and 85,600 Warrants which it may sell from time to time which Ocean West is also registering. Monogenesis is a closed-end investment company and a statutory underwriter of the distribution. It is distributing 125 shares and 450 Warrants for each share of stock held by its shareholders. The distribution is further described in the section entitled "Plan of Distribution." Currently, no public market exists for the shares or the warrants.

     Ocean West will not receive any proceeds from the distribution, but will receive $40,000 (representing $0.10 for each share and $0.01 for each warrant) from Monogenesis to purchase the shares and warrants. Each warrant entitles the holder to purchase one Common Share for $8.00 for 18 months. Ocean West is registering the 1,000,000 shares which may be issued upon exercise of the
warrants.   Ocean West will only receive funds for warrants which are exercised.
It is uncertain whether or not any warrants will be exercised.

     Ocean West is also registering 2,017,000 shares on behalf of certain shareholders (including Monogenesis) for sale from time to time. The selling shareholders and the registration of some of their shares are further described in the section entitled "Principal and Selling Shareholders." Ocean West will not receive any proceeds from the sale of shares by selling shareholders.

--------------------------------------------------------------------------------

     INVESTING IN THE COMMON SHARES OR WARRANTS INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                    A Monogenesis Institutional Distribution

             The date of this Prospectus is ________________, 2000.

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----

SUMMARY............................................................. 4
        Plan of Distribution........................................ 4
        Ocean West.................................................. 6
        Selected Financial Data..................................... 7

RISK FACTORS........................................................ 9

PLAN OF DISTRIBUTION................................................ 18

USE OF PROCEEDS..................................................... 20

CAPITALIZATION...................................................... 20

BUSINESS............................................................ 22
        General..................................................... 22
        Business Strategy........................................... 24
        Wholesale Division.......................................... 25
        Product Types............................................... 26
        Quality Control............................................. 27
        Underwriting................................................ 27
        Sale of Loans............................................... 29
        Mortgage Loan Servicing Rights.............................. 29
        Competition................................................. 29
        Mortgage Loan Funding and Financing Arrangements............ 30
        Employees................................................... 30
        Properties.................................................. 31
        Regulation.................................................. 31
        Legal Proceedings........................................... 32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS....................................... 32
        Overview.................................................... 32
        Results of Operations....................................... 33
        Liquidity and Capital Resources............................. 35
        Interest Rate Risks......................................... 36
        Year 2000 Issues............................................ 37

MANAGEMENT.......................................................... 37
        Executive Officers and Directors of Ocean West and OWE...... 37
        Executive Compensation...................................... 39

        Compensation Committee Interlocks and Insider
        Participation in Compensation Decisions......................39
        Certain Transactions.........................................39

PRINCIPAL AND SELLING SHAREHOLDERS...................................40
        Management and 5% or Greater Shareholders....................40
        Other Selling Shareholders...................................41

SECURITIES...........................................................42
        Description of Capital Stock.................................42
        Transfer Agent, Registrar and Warrant Agent..................46

DIVIDENDS............................................................47

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS..............47
        Elimination of Liability in Certain Circumstances............47
        Indemnification..............................................48

AVAILABLE INFORMATION................................................48

LEGAL MATTERS........................................................49

EXPERTS..............................................................49

FINANCIAL STATEMENTS.................................................50

                                    SUMMARY
                                    -------

     This is a summary of certain information contained elsewhere in the Prospectus and may not contain all of the information that is important to you. Before making any investment decision, you should read the entire Prospectus including the financial statements and related notes.


Plan of Distribution
--------------------

The Issuer............................  Ocean West Holding Corporation, a
                                        Delaware corporation, was
                                        incorporated on __________, 2000 by
                                        the management of Ocean West
                                        Enterprises, Inc. ("OWE") and
                                        Monogenesis Corporation.  Ocean West
                                        was formed to hold OWE stock and to
                                        create a public company with a
                                        substantial shareholder base without
                                        having to sell shares in a
                                        traditional initial public offering.
                                        Ocean West acquired all of the issued
                                        and outstanding stock of OWE in
                                        exchange for 5,737,200  of its Common
                                        Shares, 240,000 of its Class B Common
                                        Shares and 4,929 of its Preferred
                                        Shares (of various series) on the
                                        date of this prospectus.

Distributing Company/                   Monogenesis Corporation, a Delaware
  Underwriter.........................  corporation, is a statutory underwriter of this distribution.
                                        Pursuant to a resolution of its board
                                        of directors, it is distributing
                                        254,000 of the shares and 914,400 of
                                        the warrants which it purchased from
                                        Ocean West as a dividend to its
                                        shareholders of record on
                                        ___________, 2000 to create a public
                                        company as described above.  The
                                        remainder of the shares (46,000) and
                                        warrants (85,600)  issued to
                                        Monogenesis may be sold by it from
                                        time to time.

Distribution Ratio....................  Each Monogenesis shareholder will receive 125 Common Shares, par value
                                        $0.01 per share, and 450 warrants of
                                        Ocean West for each share of
                                        Monogenesis stock held.  After the
                                        distribution, Monogenesis will own
                                        less than 1% of the outstanding
                                        Common Shares of Ocean West.

Distribution Agent....................  Reliance Trust Company, Monogenesis'
                                        transfer agent, will act as
                                        distribution agent, transfer agent
                                        and warrant agent.

Shares to be Distributed..............  Monogenesis will distribute as soon as possible after the date of this
                                        prospectus 254,000 Common Shares of
                                        Ocean West to its shareholders (125
                                        Common Shares for each outstanding
                                        share of Monogenesis) which
                                        constitute approximately 4% of the
                                        issued and outstanding Common Shares,
                                        and approximately 4% of the total
                                        issued and outstanding stock of all
                                        classes of common stock of Ocean
                                        West.  Ocean West will not receive
                                        any proceeds from the distribution of
                                        these shares. Monogenesis will retain
                                        the remaining 46,000 Common Shares
                                        and expects to sell these shares from
                                        time to time.

Warrants to be Distributed............  Monogenesis will distribute as soon as possible after the date of this
                                        prospectus 914,400 Common Stock
                                        Purchase Warrants to its shareholders
                                        (450 warrants for each outstanding
                                        share of Monogenesis).  The warrants
                                        to be distributed constitute
                                        approximately 91% of the issued and
                                        outstanding warrants.  Monogenesis
                                        will retain the remaining 85,600
                                        warrants which it may exercise or
                                        sell from time to time.  The shares
                                        and the warrants are separately
                                        transferable.  The Common Shares
                                        underlying the warrants will also be
                                        registered.  Ocean West will not
                                        receive any proceeds from the
                                        distribution of the warrants, but
                                        will receive proceeds if any warrants
                                        are exercised.

Exercise of Warrants..................  Each warrant entitles the holder to purchase one Common Share of Ocean
                                        West at an exercise price of $8.00
                                        per share and may be exercised during
                                        the 18 month period following
                                        issuance of the warrant.  The
                                        exercise price was determined by
                                        management of OWE and may not be
                                        indicative of the market price of the
                                        underlying shares.  If all warrants
                                        are exercised, the Common Shares
                                        underlying the warrants will
                                        constitute approximately 14% of the
                                        issued and outstanding Common Shares.

Distribution Date.....................  Certificates representing the shares and the warrants will be mailed to
                                        Monogenesis shareholders as soon as
                                        practical after the date of this
                                        prospectus.

Sales of Shares By Selling              2,017,000 Common Shares held by
 Shareholders.........................  Monogenesis and the shareholders of
                                        Ocean West ("Selling Shareholders")
                                        will be registered and available for
                                        resale by such shareholders from time
                                        to time subject to certain
                                        limitations.  These shares constitute
                                        approximately 33% of the issued and
                                        outstanding Common Shares of Ocean
                                        West, and approximately 32% of the
                                        total issued and outstanding stock of
                                        all classes of common stock of Ocean
                                        West.   Ocean West will not receive
                                        any proceeds from the sale of shares
                                        held by its shareholders.

Trading Market........................  There will be no immediate trading market for the shares or the
                                        warrants.   Ocean West is registering
                                        the shares and warrants to attempt to
                                        establish a public trading market in
                                        the shares and intends to apply for
                                        quotation on the OTC Bulletin Board.
                                        There can be no assurance that a
                                        trading market will develop.

Ocean West
----------

          Ocean West Holding Corporation ("Ocean West"), a Delaware corporation, was formed to acquire and hold issued and outstanding shares of stock of Ocean West Enterprises, Inc. ("OWE"), and to create a public company with a substantial shareholder base without having to sell shares in a traditional public offering. Management of OWE and Ocean West hope to acquire additional businesses at some time in the future in order to expand Ocean West's operations or diversify its holdings. Management has not yet identified any potential targets or industries, although it expects that initial acquisitions would be in the same or related industries. Currently, Ocean West owns only the OWE stock
and has no other operations.   Ocean West acquired all of the issued and
outstanding common stock and a portion of the issued and outstanding preferred stock of OWE, a California corporation, in exchange for its stock on the date of this prospectus.

          OWE was formed in 1988 as a real estate finance company that is principally engaged in the mortgage banking business. It primarily originates, packages, funds and sells on a whole loan basis conventional, government and non-conforming residential mortgage loans secured by one-to-four family residences. For purposes of this Prospectus, "non-conforming loans" are loans made to borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources whether for reasons of credit impairment, income qualifications, or credit history or a desire to receive funding on an expedited basis. It also sells more than 99% of the mortgage servicing rights on the loans it sells.

          OWE primarily makes loans to purchase existing or construct new residences, refinance existing mortgages, consolidate other debt or finance home improvements, education or other similar needs. OWE's core borrower base is individuals who purchase homes using government financing. Substantially all loans originated by OWE (98%) are secured by a first priority mortgage.

        OWE currently has two divisions:

        . a wholesale division which has relationships with approximately 1,000 approved independent loan brokers and which has historically accounted for substantially all of OWE's total loan originations.

        . a retail branch division aimed at expanding OWE's loan originations across the nation.

OWE is also in the process of developing new retail divisions to market loans directly to builders and real estate agents.

          Since it began operations in 1988, OWE has grown significantly in loan originations. For the year ended March 31, 1999, OWE funded approximately $300,645,000 in loans compared to approximately $258,514,000 in the year ended March 31, 1998 and $5,700,000 for its first full year of operations ended December 31, 1989.

Selected Financial Data
-----------------------

          The selected financial data is that of OWE. The pro forma figures of net income per share and stockholders' equity per share reflect the capitalization of Ocean West. The financial statements prior to fiscal year 1997 are on a cash basis while the statements for 1997, 1998, 1999 and the interim periods are on an accrual basis. OWE changed from a cash to an accrual basis for tax reporting for the fiscal year ended March 31, 1998 to comply with IRS regulations which require companies with annual revenues of $5,000,000 or more to file taxes in compliance with accrual accounting methods. Under the accrual method, OWE recognizes any losses and gains from transactions in the period in which they occur. Under the cash method, losses and gains are reported in the period in which the cash is paid or received.

--------------------------------------------------------------------------------
Statement of Earnings Data (1):
--------------------------------------------------------------------------------

                                                         Six Months Ended September 30,
                                                          (Amounts in thousands except
                                                               per share amounts)
                                                        --------------------------------
                                                              1999             1998
                                                        ---------------  ---------------
Net Revenues                                                    $7,844          $11,168
Cost of Sales                                                    6,202            8,394
                                                                ------          -------
   Gross Profit                                                  1,642            2,774
General & Administrative Expenses                                1,890            2,790
                                                                ------          -------
Loss from Operations                                              (248)             (16)
Other (Expense) Income                                              (6)             221
                                                                ------          -------
Net (Loss) Income                                               $ (254)         $   205
                                                                ======          =======
Basic and Diluted Net (Loss) Income Available to
 Common Shareholders per Proforma Common Share (2)              $(0.05)           $0.02
                                                                ======          =======

                                                               Years Ended March 31,
                                                           (Amounts in thousands except
                                                                per share amounts)
                                              ----------------------------------------------------
                                                  1999       1998       1997      1996       1995
                                                ---------  ---------  --------  ---------  --------
Revenues:
   Revenue -- origination and sale of loans      $17,904    $14,625    $12,591   $10,692    $1,430
   Servicing fees, net                                 6         22        166        86        80
   Gain -- origination of mortgage servicing
    rights                                            17         49        225        --        --

 Gain -- sale of mortgage servicing rights            --        155        281        34        --
                                                 -------    -------    -------   -------    ------

    Total revenues                                17,927     14,851     13,263    10,812     1,510

Operating expenses:
 Cost of loans:
   Commissions and broker's fees                   9,072      8,457      8,759     7,165       617
   Interest on warehouse line                      1,115      1,187        876     1,097        92
   Fees and costs                                  2,966      1,529        495       461       105
   Cost of loan repurchases                          109        264         69        --        --
                                                 -------    -------    -------   -------    ------

    Total cost of loans                           13,262     11,437     10,199     8,723       814
                                                 -------    -------    -------   -------    ------

    Total general &  administrative                4,753      4,239      2,785     1,899     1,104
      expense                                    -------    -------    -------   -------    ------

    Total operating expenses                      18,015     15,676     12,984    10,622     1,918
                                                 -------    -------    -------   -------    ------

Other income                                         188         17          -         -        --
                                                 -------    -------    -------   -------    ------
Income (loss) before taxes                           100       (808)       279       190      (408)
(Benefit) provision for income taxes                (242)         1        142      (102)        2
                                                 -------    -------    -------   -------    ------
Net income (loss)                                $   342    $  (809)   $   137   $   292    $ (410)
                                                 =======    =======    =======   =======    ======
Basic and diluted net income (loss) available
     to common shareholders per proforma
     common share (2)                              $0.03     $(0.14)     $0.02     $0.04    $(0.07)
                                                 =======    =======    =======   =======    ======

        ------------------------------------------------------------------------
        Balance Sheet Data (1):
        ------------------------------------------------------------------------


                                                            September 30,
                                                    (Amounts in thousands except
                                                         per share amounts)
                                                    ----------------------------
                                                                1999
                                                                ----
Total assets                                                   $10,493

Total long-term obligations, net (3)                           $   809

Total stockholders' equity                                     $   669

Stockholders' equity per proforma common share (2)             $  0.11

                                                       March 31,
                                             (Amounts in thousands except
                                                  per share amounts)
                                    -----------------------------------------------
                                      1999      1998      1997      1996     1995
                                    --------  --------  --------  --------  -------
Total assets                         $21,522   $19,169   $10,925   $15,949   $4,978

Total long-term obligations, net     $   421   $   877   $   395   $   310   $  280

Total stockholders' equity           $   827   $   239   $ 1,007   $   593   $  324

Stockholders' equity per
 proforma common share (2)           $  0.13   $  0.04   $  0.16   $  0.09   $ 0.05

--------------------------------------------------------------------------------

(1) The statement of earnings data for the years ended March 31, 1999, 1998 and 1997 and the balance sheet data at March 31, 1999 and 1998 were derived from the audited financial statements of OWE which are included in their entirety in the "Financial Statements" section. In addition, a pro forma
     balance sheet and statement of operations based upon the          , 2000
     financial statements of Ocean West and OWE and assuming acquisition of OWE by Ocean West are also included in that section. Financial information for the six months ended September 30, 1999 and 1998 was derived from unaudited financial statements prepared by management which are also included in their entirety in the Financial Statements section.

(2) Pro forma basic and diluted net (loss) income available to Common Shareholders per common share is calculated by dividing net income applicable to Ocean West's common shareholders (including Class B Common Shares) by the pro forma shares which are outstanding on the date of this Prospectus (6,366,000 shares) (rather than the number of shares of OWE actually outstanding) on the applicable dates. Stockholders' equity per pro forma common share is calculated by dividing stockholders' equity by pro forma common shares. The per share figures have been rounded to the nearest cent and do not include Common Shares which may be issued upon exercise of the warrants registered as part of this registration statement.

(3) Total long-term obligations include the long-term portion of capital lease obligations.

                                  RISK FACTORS
                                 -------------

     This Prospectus contains forward-looking statements that address, among other things, general business strategy and expected trends, acquisition and growth strategy, use of proceeds, effects of interest rate and legislation changes, and possible future actions. The statements may be found specifically in the sections entitled "Summary," "Risk Factors," "Use of Proceeds," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in this prospectus generally. Actual results could differ materially from those anticipated in forward-looking statements for various reasons, including risks discussed in the "Risk Factors" section and elsewhere in this prospectus.

     The securities described in this Prospectus involve a high degree of risk. Prior to purchasing Shares or Warrants, you should consider the possible risks of the business described below.

     OWE has incurred losses in recent years.  For its fiscal year ending March
     ---------------------------------------
31, 1999, OWE had an operating loss of $87,773. Although primarily due to a gain on a sale of a single family residence in Anaheim Hills, California, it had income before taxes of $100,201. OWE had a net loss of $808,767 during its 1998 fiscal year and a decrease in net income from $291,932 for fiscal year 1996 to $136,985 for fiscal year 1997. Management attributes the decrease in income and the increase in loss to (i) broker fraud resulting in a loss on two loans of approximately $250,000 which was recognized in fiscal year 1998; (ii) a decrease in the loan volume resulting from OWE's adoption of stricter prefunding quality control measures; and (iii) costs of operating the retail telemarketing division established approximately two years ago. To counter the reduction in volume, OWE lowered its prices and volume levels increased. More favorable pricing margins have been reestablished and volumes are holding up. For the first six months of fiscal 2000, OWE had pre-tax loss of $254,198 compared to pre-tax income of $204,632 (made up of other income as OWE had a net loss from operations of $16,134) for the first six months of fiscal 1999. There can be no assurance that OWE will not continue to incur losses.

     General economic conditions may affect OWE's business.  Economic conditions
     -----------------------------------------------------
affect the overall level of activity in the mortgage business. The decision to buy, sell or refinance a residence is affected by such economic conditions as overall growth or decline of the economy, the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community. These conditions can affect the number and size of mortgage loans of the types originated and purchased by OWE and make these mortgage loans less attractive to borrowers or to investors in the mortgages.
In addition, a decline in real estate values will have an adverse effect on the loan-to-value ratios for the related mortgage loans, weakening the collateral coverage and resulting in greater exposure in the event of a default. This greater exposure to default could make it more difficult for OWE to obtain interim financing for mortgage loans it originates or purchases or decrease the availability of purchasers of such mortgage loans or interest expected by the purchasers.

     OWE does not have significant servicing rights income.  Mortgage companies
     -----------------------------------------------------
often offset some of the effects of an economic downturn caused by high interest rates by servicing mortgages. Currently, mortgage servicers receive a minimum of one quarter of one per cent of the outstanding mortgage loan balance per annum for services rendered and consequently have a continuing revenue stream during periods when the volume of new originations slows. However, OWE sells the servicing rights on more than 99% of the mortgage loans it originates or purchases. Because it is not servicing a large portfolio of mortgage loans, OWE must rely upon the generation or purchase of mortgage loans for revenues which makes OWE more vulnerable to changes in the economic cycle and general economic health in the geographic area or areas in which it operates than certain other mortgage brokers or other businesses.

     OWE depends on wholesale brokers to generate loans.  During the year ended
     --------------------------------------------------
March 31, 1999, approximately 72% of the mortgage loans closed or purchased by OWE were originated by wholesale brokers, while OWE's retail division originated the remainder. None of these brokers are contractually obligated to do business with OWE and, in fact, the brokers also have relationships with OWE's competitors who actively compete with OWE in efforts to expand broker relationships. Accordingly, there can be no assurance that OWE will be successful in maintaining its existing relationships or expanding its broker network. If OWE is not successful in maintaining or expanding its broker network, its business, results of operations and financial condition could be materially and adversely affected.

     OWE depends on brokers to be accurate in their representations regarding
     ------------------------------------------------------------------------
compliance and loan quality.  In addition to depending on brokers to generate
---------------------------
mortgage loans, OWE depends on brokers to be accurate in their representations and warranties regarding compliance with regulations and the quality of the loans to be funded. During 1997, OWE suffered substantial losses (approximately $250,000) due to broker fraud primarily with respect to two loans. In order to address this situation, OWE restructured its pre-funding quality control procedures. Shortly after the change in procedures, OWE's loan volume generated by the brokers decreased causing significant losses to OWE. Management believes the volume loss was a result of two factors: the success of the quality control program in preventing acceptance of many bad loans and the perception by mortgage brokers that OWE had become difficult to deal with because of the additional restrictions of the quality control program. OWE was forced to cut its prices to rebuild volume, but has since been able to increase margins again and maintain volume.

     OWE depends on outside funding sources. OWE's ability to originate and
     --------------------------------------
purchase mortgage loans depends to a large extent upon its ability to obtain the capital for financing to fund and hold the mortgage loans until sold upon acceptable terms. OWE currently funds substantially all of the mortgage loans it purchases and originates through credit facilities with commercial banks and financial institutions collateralized by loan purchase agreements. These agreements are generally terminable at will by either party. OWE's borrowings are in turn repaid with proceeds received when mortgage loans are sold. OWE relies upon a few lenders to provide the primary credit facilities for its loan originations and purchases. At March 31, 1999, OWE had drawn in excess of the amount allowable on one of its warehouse lines of credit. In addition, substantially all of the restrictive covenants on such line were not satisfied. OWE has received a letter from the lender waiving such violations for the period ending on March 31, 1999 and established new ratios with which OWE was required to comply by June 30, 1999. Currently, OWE is out of compliance with such covenants. It may not be able to get waivers for these or future violations. Any failure to renew or obtain adequate funding under OWE's financing facilities or other financing arrangements, or any substantial reduction in the size of or increase in the cost of such facilities, could have a material adverse effect on OWE's business, results of operations and financial condition. To the extent OWE is not successful in maintaining or replacing existing financing, it may have to curtail its mortgage loan origination and purchase activities, which could have a material adverse effect on OWE's operations and financial condition.

     OWE depends on programs that purchase and guarantee loans.  Generally, the
     ---------------------------------------------------------
institutional investors that purchase the mortgage loans originated by OWE generate funds by selling mortgage-backed securities. This funding mechanism is largely dependent upon the continuation of programs administered by national government-sponsored mortgage entities, such as Freddie Mac, Fannie Mae and Ginnie Mae, which provide the context for, and facilitate the issuance of, such securities. Although OWE is not aware of any proposed changes, the discontinuation of, or a significant reduction in, the operations of such programs could have a material adverse effect on OWE's operations. In addition, the mortgage loan products eligible for these programs may be changed from time to time by the sponsor. Changes could affect the profitability of specific types of mortgage loan products by changing the administrative costs of purchasing or originating the mortgage loans or other aspects of the programs.

     There is significant competition in the mortgage banking industry. OWE
     -----------------------------------------------------------------
faces strong competition in originating, purchasing and selling mortgage loans and related mortgage servicing rights. OWE's competition is principally from savings and loans associations, other mortgage companies, commercial banks and, to a lesser degree, credit unions and insurance companies, depending upon the type of mortgage loan product offered. OWE competes with these entities by striving to provide timely service to mortgage brokers and borrowers and develop competitive products. Many of these institutions have greater financial resources than OWE and maintain a significant number of branch offices in the area in which OWE conducts operations. Increased competition for mortgage loans from other lenders may result in a decrease in the volume of mortgage loans originated and purchased by OWE. If OWE is unable to compete effectively, its operations and financial condition could be materially and adversely affected.

     Real property with environmental problems securing OWE loans may create
     -----------------------------------------------------------------------
liability. In the course of its business, OWE sometimes acquires real property
---------
(typically residential) which served as collateral for loans that are in default. It is possible that hazardous substances or waste, contaminants or pollutants could be present on such properties and not discovered until after OWE has taken possession. In such event, OWE might be required to remove such substances from the affected properties at its expense. The cost of such removal could substantially exceed the value of the affected properties or the loans secured by such properties. There can be no assurance that OWE would have adequate remedies against the prior owners or other responsible parties, or that OWE would not find it difficult or impossible to sell the affected real properties either prior to or following such removal. These costs may have a material adverse effect on OWE's operations and financial condition.

     OWE does not have any current long-term borrowing arrangements. OWE does
     --------------------------------------------------------------
not currently have long-term borrowing arrangements or commitments from any lenders, although it does have warehouse line of credit financing which requires annual renewals. If OWE does not raise enough capital or continue to obtain short-term financing, it will not have access to sufficient capital to finance its business strategy. Accordingly, the ability of OWE to achieve its investment objectives depends on its ability to raise capital or borrow money in sufficient amounts and on favorable terms and on its ability to renew or replace on a continuous basis maturing short-term borrowings. In addition, OWE may be dependent upon a few lenders to provide the primary credit facilities for its mortgage purchases. Any failure to obtain or renew adequate funding under these facilities or other financings on favorable terms could have a material adverse effect on OWE's operations.

     OWE is restricted in its ability to acquire or dispose of mortgage assets.
     -------------------------------------------------------------------------
Due to its financing needs, substantially all of OWE's mortgage assets will be used to secure purchase agreements, bank borrowings or other credit arrangements for at least the near future. Therefore, such mortgage assets may not be available to the stockholders in the event of the liquidation of OWE, except to the extent that the market value of the assets exceeds amounts due OWE's creditors. The market value of the mortgage assets will fluctuate as a result of numerous market factors (including interest rates and prepayment rates) as well as the supply of, and demand for, such mortgage assets. In the event of the bankruptcy of a counter-party with whom OWE has an agreement, OWE might experience difficulty recovering its pledged mortgage assets, which may adversely effect OWE's operations and financial condition.

     OWE could be required to sell mortgage assets under adverse market
     ------------------------------------------------------------------
conditions.  If OWE is not able to renew or replace expiring credit facilities,
----------
it could be required to sell mortgage assets under adverse market conditions and, as a result, could incur permanent capital losses. A sharp rise in interest rates or increasing market concern about the value or liquidity of mortgage assets in which OWE has a significant investment will reduce the market value of the mortgage assets, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause difficulties for OWE including a possible liquidation of a major portion of its mortgage assets at disadvantageous prices with consequent losses, which would have a material adverse effect on OWE and could render it insolvent. Additionally, although OWE intends generally to sell its mortgage assets within ninety days or less of generation or purchase because such assets will be pledged under reverse purchase agreements or other financing agreements, the ability of OWE to sell mortgage assets to obtain cash will be greatly limited due to the obligation to repay amounts outstanding under such agreements. OWE's inability to sell such assets could have a material adverse effect on its operations and financial condition.

     OWE may need additional equity financing. OWE's primary operating cash
     ----------------------------------------
requirements include the funding or payment of (i) loan originations, (ii) interest expense incurred on borrowings under warehouse lines of credit, (iii) income taxes, (iv) capital expenditures and (v) general operating and administrative expenses. OWE funds these cash requirements primarily through warehouse lines of credit and whole loan sales. In addition, if OWE begins to securitize loans as it would like to do, it would need sufficient liquidity to fund its investments in "interest-only" and residual certificates and for fees and expenses incurred in connection with securitizations. OWE's ability to implement its business strategy will depend upon its ability to establish alternative long-term financing arrangements and obtain sufficient financing under warehouse facilities upon acceptable terms. There can be no assurance that such financing will be available to OWE on favorable terms, if at all. OWE cannot presently estimate the amount and timing of additional equity financing requirements because such requirements are tied to, among other things, the growth of OWE. If OWE were unable to raise such additional capital, its results of operations and financial condition would be adversely affected.

     Future acquisition may adversely affect OWE's business. OWE may, from time
     ------------------------------------------------------
to time, attempt to acquire other speciality finance companies or portfolios of loan assets. Any acquisition made by OWE may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on OWE's operations and financial condition. OWE also may experience difficulties in the assimilation of the operations, services, products and personnel related to acquired companies or loan portfolios, an inability to sustain or improve the historical revenue levels of acquired companies, the diversion of management's attention from ongoing business operations and the potential loss of key employees of such acquired companies. OWE currently has no agreements with regard to any specific acquisition and there can be no assurance that future attempts to acquire any particular business will be consummated.

     Characteristics of underlying property may adversely affect volume of
     ---------------------------------------------------------------------
mortgages.  A portion of OWE's assets will generally consist of mortgage loans.
---------
During the time it holds any mortgage loans, OWE will be subject to increased credit risks, including risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan held by OWE, OWE will bear the risk of loss of principal to the extent that the value of the secured property and any payments from an insurer or guarantor, are less than the amount owing on the mortgage loan and the costs of realizing on the collateral. Mortgage loans in default will also cease to be eligible collateral for OWE's borrowings, and will have to be financed by OWE out of other funds until ultimately liquidated. Although OWE intends to establish reserves in amounts it believes are adequate to cover these risks, there can be no assurance that reserves that are established will be sufficient to offset losses on mortgage loans in the future. Even assuming that properties securing mortgage loans held by OWE provide adequate security for such mortgage loans, there will likely be delays, which could be substantial, in prosecuting foreclosures to obtain the property securing any defaulted mortgage loans, with corresponding delays in the receipt of proceeds of such foreclosures by OWE. State and local statutes and rules may delay or prevent OWE's foreclosure on, or sale of, the mortgaged property and may limit revenues preventing OWE from receiving proceeds sufficient to repay all amounts due on the related mortgage loan. Some properties that collateralize OWE's mortgage loans may have unique characteristics or may be subject to seasonal factors that could materially prolong the time period required to resell the property.

     Real estate is illiquid and its value is dependent on conditions beyond
     -----------------------------------------------------------------------
OWE's control. The fair market value of the real property underlying any
-------------
mortgage acquired by OWE may decrease in the future and is largely dependent on factors beyond OWE's control. Adverse changes in national or local economic conditions, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of OWE may adversely affect the value of real property securing mortgages and, as a result, the revenues and operations of OWE.

     OWE is liable for representations and warranties made to purchasers and
     -----------------------------------------------------------------------
insurers. In the ordinary course of business, OWE makes representations and
--------
warranties to the purchasers and insurers of mortgage loans and the related mortgage servicing rights regarding compliance with laws, regulations and program standards. OWE generally receives similar representations and warranties from the brokers from whom it purchases mortgage loans. If any of these representations and warranties are inaccurate, OWE may be required to repurchase the corresponding mortgage loans and/or may be liable for damages. For the last two years, OWE has been required to repurchase one loan each year. Prior to that, OWE typically was required to repurchase two to three loans each year.

These loans averaged approximately $165,000. In some cases, a portion of the costs of a repurchase are covered by OWE's errors and omissions insurance. Some or all of the costs are also often recovered upon the sale of the collateral for the loan or by ultimate repayment. There can be no assurances that OWE will not experience greater losses in the future.

     Interest rate fluctuations can affect the profitability of OWE's mortgage
     -------------------------------------------------------------------------
loans.  Changes in interest rates can affect the volume of mortgage loans
-----
originated and purchased by OWE as discussed above as well as net interest income and sales of mortgage loans. When OWE purchases or originates a loan, it usually has a commitment from a third party to purchase that loan. Generally, OWE funds the loan using borrowings from its lines of credit at commercial banks and thrifts known as warehouse lines of credit. The warehouse line of credit is repaid upon the sale of the warehoused loans. Before OWE sells the mortgage loan, it is entitled to receive interest income on the loan from the borrower and simultaneously pays interest expense to the institution providing the warehouse line of credit. The interest rate OWE receives during this period and the interest rate it pays are usually different. The profitability of the loan is affected by this difference and fluctuations in interest rates before the mortgage loan is sold. Although OWE generally has a commitment to sell the mortgage loan before it commits to fund the mortgage loan, there are situations in which OWE bears a risk of changes in interest rates prior to the mortgage loan being sold. In particular, if the interest rates increase during the time before OWE sells the uncommitted mortgage loan but after it has funded the mortgage loan, OWE could be required to sell the principal of the mortgage loan for less than OWE funded, thereby decreasing the mortgage loan's profitability or incurring a loss on the mortgage loan's sale.

     OWE may not be able to sustain and to manage its recent rate of growth.
     ----------------------------------------------------------------------
Although OWE has experienced significant growth in total revenues recently, there can be no assurance that OWE can sustain this rate of growth or that it will be able to continue to recruit and retain sufficient personnel to keep pace with a prolonged period of growth.

     Prices OWE receives upon the sale of mortgage loan servicing rights may be
     --------------------------------------------------------------------------
less in times of stable or declining interest rates.  The prices obtained by OWE
---------------------------------------------------
upon the sale of mortgage loans and servicing rights depend upon a number of factors, including the general supply of and demand for mortgage servicing rights, as well as prepayment and delinquency rates on the portfolios of mortgage servicing rights being sold. Interest rate changes can also affect the profitability of the sale of mortgage loan servicing rights to a third party. Purchasers of mortgage loan servicing rights analyze a variety of factors to determine the purchase price they are willing to pay, including the prepayment sensitivity of servicing rights. Because of the increased likelihood of prepayment of loans in periods of declining interest rates, the price of mortgage loan servicing rights related to higher rate mortgage loans may be less than in times of stable or increasing interest rates, which could adversely affect OWE's operations and financial condition.

     Failure to comply with regulations could significantly reduce OWE's ability
     ---------------------------------------------------------------------------
to originate and sell loans.  Federal, state and local authorities regulate and
---------------------------
examine the origination, processing, underwriting, selling and servicing of mortgage loans. OWE is an approved seller/servicer of mortgage loans for Fannie Mae. In addition, the United States Department of Housing and Urban Development ("HUD") has approved OWE as a mortgagee in HUD programs. HUD insured loans comprised 71%, 63% and 49% of total loans originated by OWE during the years ended March 31, 1999, 1998 and 1997, respectively. Among other consequences, the failure to comply with HUD or Fannie Mae regulations could prevent OWE from reselling its mortgage loans or restrict its ability to service mortgage loans should it choose to do so. Such failure could also result in demands for indemnification or mortgage loan repurchase, certain rights of recission for mortgage loans, class action lawsuits and administrative enforcement actions, any of which could have a material adverse effect on OWE's operations and financial condition. OWE failed to maintain the minimum adjusted net worth required by HUD in fiscal years 1998 and 1999. It filed a capital restoration plan and had satisfied the net worth requirement by September 15, 1998, but was again out of compliance in fiscal year 1999. If OWE lost its HUD approval, its ability to originate mortgages would be reduced significantly.

     Mortgage loans are subject to significant government regulation.  Federal,
     ---------------------------------------------------------------
state and local governmental authorities also regulate OWE's activities as a lender. The Truth in Lending Act, and Regulation Z promulgated thereunder, mandate that mortgage lenders meet certain requirements designed to provide consumers with uniform, understandable information on the terms and conditions of mortgage loans and credit transactions. The Equal Credit Opportunity Act prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status, among other restrictions and requirements.
In instances in which the applicant is denied credit, or the rate or charge for a mortgage loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970 requires the lender to supply the applicant with a name and address of the reporting agency. The Real Estate Settlement Procedures Act and the Debt Collection Practices Act subject OWE to filing an annual report with HUD. There can be no assurance that OWE will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult and more expensive for OWE.

     OWE's business is concentrated in the Southern California area.  Most (85%
     --------------------------------------------------------------
to 90%) of OWE's mortgage loan originations and purchases for the year ended March 31, 1999, were secured by property in the Southern California area. Although OWE is working to diversify its holdings, there is no assurance that OWE will be successful in entering any other markets. Even if OWE does expand to new markets, there is no assurance that it will be able to generate revenues exceeding the costs associated with activities in the new markets or that the business activity in those new markets will match that achieved in the Southern California area. Whether or not OWE enters into new geographic markets, OWE's results of operations and financial condition will be significantly affected by general trends in the economy and the real estate market in the Southern California area for the foreseeable future.

     OWE may not be able to find enough qualified employees.  OWE's future
     ------------------------------------------------------
growth and success depends on its ability to attract or train and retain qualified employees who understand compliance issues and are knowledgeable in the residential mortgage industry. Management has found that the cost of recruiting qualified employees is in many cases too high and, therefore often must train employees. There are no assurances that once OWE has invested the time and funds in training personnel that they will remain with OWE.

     OWE is dependent on key personnel.  OWE's business is substantially
     ---------------------------------
dependent on the efforts of Marshall Stewart, its President, and Daryl Meddings, its Chief Financial Officer. OWE has entered into employment agreements with both of them which are described in the "Management" section of this prospectus. Loss of either of their services could have a material adverse effect on the operations of OWE.

     The holders of Class B Common Shares control the company.   Ocean West has
     --------------------------------------------------------
two classes of voting stock which are issued and outstanding. Although each holder of Common Shares and Class B Common Shares is entitled to one vote for each share of stock held, the holders of Class B Common Shares are entitled to elect 75% of the members of the board of directors of Ocean West (presently two members). Holders of Common Shares (together with holders of Class D Common Shares and any voting Preferred Shares) are only entitled to elect 25% of the members of the board of directors (presently one member). Thus, holders of Class B Common Shares will control the board of directors and, therefore, Ocean West. Mark Stewart and Daryl Meddings, the founders of OWE, together own 90% of the issued and outstanding Class B Common Shares and will, therefore, control votes by holders of Class B Common Shares. In addition, they own 70% of the issued and outstanding Common Shares and will therefore also control all other votes so long as they continue to hold a significant number of Common Shares.

     Holders of the warrants may not be able to exercise them in certain states
     --------------------------------------------------------------------------
or at all times.  Holders of the warrants will have the right to exercise the
---------------
warrants only if the underlying shares qualify for sale under applicable state securities laws or are exempt from qualification under such laws and a current prospectus is available. Ocean West intends to use reasonable efforts to keep current a prospectus which will permit the sale of the Common Shares underlying the warrants, but there can be no assurance that it will be able to do so. Ocean West is not required to qualify the Common Shares for sale in any state. The warrants may lose some or all of their value if a prospectus covering the underlying shares is not kept effective or if the underlying shares are not, or cannot be, qualified in an applicable state.

     No payment of dividends on Common Shares is expected in the near future.
     -----------------------------------------------------------------------
Ocean West is newly formed and has not paid dividends. Presently, its only significant source of earnings out of which to pay dividends will be dividends it receives from its subsidiary, OWE. OWE has not historically paid dividends to its common shareholders; although it has paid dividends on outstanding preferred stock and will be required to continue to do so on Preferred Shares issued in exchange for the Preferred Stock of OWE. It has no present plans to institute a policy of declaring dividends. In the foreseeable future, the capital requirements of OWE will likely consume all applicable operating profits and other available cash. There is no guarantee that OWE, and therefore Ocean West, will pay dividends in the future or will pay dividends in excess of those owed on the Preferred Shares.

     Ocean West has issued and may issue Preferred Shares which have or may have
     ---------------------------------------------------------------------------
preferences over Common Shares.  Ocean West's Certificate of Incorporation
------------------------------
authorizes the issuance of Preferred Shares with designations, rights and preferences as determined from time to time by its Board of Directors. Currently, Ocean West has 4,929 shares of six series of Preferred Shares outstanding. The Board of Directors is empowered, without shareholder approval, to issue additional series of Preferred Shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the dividends, liquidation rights, voting rights or other rights of the holders of Common Shares. The voting rights of any Preferred Shares, however, are limited by the Certificate of Incorporation and cannot exceed the voting rights of any Common Shares. The issuance of Preferred Shares could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of Ocean West.

     There is no trading market for the shares or the warrants.  No established
     ---------------------------------------------------------
public trading market exists for the Ocean West shares or the warrants. It is uncertain at what prices the shares or the warrants will trade or whether such prices will be below the book value. Until the shares and the warrants are fully distributed and an orderly market develops (if at all), the prices at which the shares or the warrants trade may fluctuate significantly. Prices for the shares and the warrants will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market, investor perception of Ocean West and the industry in which it participates, and general economic and market conditions.

     The exercise price of the warrants is not based on market prices.  The
     ----------------------------------------------------------------
exercise price of the warrants was determined by management of OWE based upon management's assessment of business potential and earnings prospects of the company. It reflects management's opinion relating to the future and may not be indicative of future market prices of the warrants or the underlying shares, revenues or profitability.

     Shares available for future sale by former OWE shareholders may adversely
     -------------------------------------------------------------------------
affect the price of shares.  Approximately 63% of the issued and outstanding
--------------------------
Common Shares of Ocean West (all shares except the Common Shares described in this prospectus) are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933 (the "1933 Act"). (Class B Common Shares may be converted to Common Shares.) Sales of securities by affiliates of Ocean West may also be subject to Rule 144 resale limitations. Rule 144 provides a safe harbor from registration requirements for certain types of sales of restricted securities or securities held by affiliates. Currently, all of the restricted Common Shares are held by Mark Stewart, Daryl Meddings and Agape Foundation Trust who are affiliates. In general, under Rule 144, if adequate public information on Ocean West is available, beginning ninety days after the date of this prospectus, a person who has satisfied a one year holding period may sell, during any three month period, up to the greater of 1% of the then outstanding Common Shares or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale and notice. Sales of restricted securities by a person who is not an affiliate of Ocean West (as defined in the 1933 Act) and who has satisfied a two year holding period may be made without regard to volume limitations, manner of sale, notice or other requirements of Rule 144. Management is unable to predict the effect that sales made pursuant to Rule 144 or other exemptions under the 1933 Act may have on the prevailing market price of the registered Common Shares, or when such sales may begin under Rule 144.

                              PLAN OF DISTRIBUTION
                             ---------------------

     Ocean West issued 300,000 Common Shares and 1,000,000 Common Stock Purchase Warrants to Monogenesis, a closed-end registered investment company, and Monogenesis distributed 254,000 of those shares and 914,400 of those warrants to its shareholders as of the date of this prospectus at a rate of 125 Common Shares and 450 warrants for each share of stock of Monogenesis held on ______________, 2000. Monogenesis is a statutory underwriter which is distributing the shares and warrants on behalf of Ocean West to make it a public company with a substantial shareholder base without having to sell shares in a traditional initial public offering. Monogenesis will retain the 46,000 shares and 85,600 warrants which were not distributed. It expects to sell the shares from time to time and may also exercise or sell the warrants from time to time.

     Monogenesis purchased the shares at a price of $0.10 each and the warrants at a price of $0.01 each. In addition, Monogenesis agreed to distribute shares and warrants to its approximately 1,000 primarily institutional shareholders as described above. The price was determined by Monogenesis and OWE. Ocean West recorded $285,000 in expense and in additional paid in capital based on the estimated fair value of the 300,000 Common Shares issued to Monogenesis less the $0.10 per share price Monogenesis paid for the shares on the date of this prospectus. Monogenesis will retain the shares and warrants not distributed and will own less than 1% of the outstanding Common Shares of Ocean West after the
distribution.   Ocean West and OWE have agreed to pay the expenses of
registering the shares and warrants issued to Monogenesis which expenses include legal, accounting, consulting, transfer agent and filing fees. Through the distribution of the shares and warrants by Monogenesis (and the sale of shares by the Selling Shareholders from time to time), Ocean West hopes to create a public trading market in its Common Shares to facilitate access to public markets and equity capital for future acquisitions, working capital and other business purposes and to provide liquidity for employee stock incentive programs and existing shareholders.

     Since Monogenesis is purchasing shares and warrants with the intent to distribute them, it is a statutory underwriter under the 1933 Act. Monogenesis is not a broker-dealer and has not participated in any traditional underwritings. It is registered as a closed-end investment company under the Investment Company Act of 1940 and was formed to provide a mechanism for companies to become reporting companies under the 1934 Act in transactions similar to the distribution described in this prospectus. Monogenesis completed one such distribution in 1992 and two in 1997. OWE and it shareholders have agreed to indemnify Monogenesis against any liability arising out of any representation, warranty or covenant made by OWE or its shareholders in the agreement with Monogenesis.

     Shareholders of Monogenesis that receive shares and warrants will receive such securities as a dividend. No holder of Monogenesis stock will be required to pay any cash or other consideration for the shares or the warrants received in the distribution or surrender or exchange Monogenesis stock in order to receive shares or warrants. Holders of the warrants will be required to pay the exercise price to exercise the warrants.

     Shareholders, including the recipients of Common Shares distributed by Monogenesis, will be able to sell their shares and warrants which are registered, at any time, although the sale of securities by affiliates is limited and will generally be subject to Rule 144. Monogenesis does not believe that any person who receives shares or warrants in the distribution will be an affiliate. It is expected that registered shares or warrants will be sold through the selling efforts of brokers or dealers from time to time. There is no agreement with any specific brokers or dealers relating to the shares or the warrants nor has any plan of distribution or sale of the shares or warrants been developed, other than the distribution to Monogenesis shareholders described above.

     The Shares which are held by Selling Shareholders and which are registered hereunder may be disposed of from time to time by the Selling Shareholders, or by permitted transferees: (i) to purchasers directly; (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or permitted transferees or from the purchasers of the securities for whom they may act as agent; (iv) by the pledge of the shares or warrants as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, effect distribution of the shares or warrants or interests therein; (v) to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
(vi) in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction; and (vii) through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market. Such sales may be made at then prevailing prices and terms which may be related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     The Selling Shareholders or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares and warrants held by the Selling Shareholders, may be deemed to be "underwriters" within the meaning of the 1933 Act, and any profit on the sale of securities by them and any discounts, concessions or commissions received by any of them may be deemed to be underwriting commissions or discounts under the 1933 Act. Ocean West and OWE will pay all expenses incident to the registration of the Selling Shareholders' shares and warrants other than underwriting discounts or commissions, brokerage fees and the fees and expenses of counsel to the Selling Shareholders, if any. Ocean West will not receive any proceeds from the sale of shares or warrants by the Selling Shareholders. In the event of a material change in the information disclosed in this prospectus, the Selling Shareholders will not be able to effect transactions in the shares and warrants pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

     Ocean West became subject to the reporting requirements of the 1934 Act on the date of this prospectus. The first report will be due _______________,
2000.   Ocean West intends to apply for quotation of the shares and warrants on the OTC Bulletin Board.

                                 USE OF PROCEEDS
                                ----------------

     The cash proceeds of $40,000 derived from the sale of the shares and warrants to Monogenesis and any proceeds derived upon the exercise of any warrants will be used to pay the expenses of registering shares and warrants or
as working capital.   Ocean West will not receive any proceeds from the sale of
shares or warrants by the Selling Shareholders.

                                 CAPITALIZATION
                                ---------------

     The capitalization of OWE (prior to its acquisition by Ocean West) and the pro forma capitalization of Ocean West (giving effect to the acquisition of shares of OWE) as of September 30, 1999 are as follows:

-------------------------------------------------------------------------------
Capitalization of OWE Prior to Acquisition:
-------------------------------------------------------------------------------
     Stockholders' Equity:

     Common stock no par value; 100,000 shares authorized;
       30,000 shares issued and outstanding                      $    73,348

     Preferred Stock; no par value; 50,000 shares authorized:
       Series C, 1,000 shares issued and outstanding                 100,000
       Series D, 1,500 shares issued and outstanding                 600,000
       Series E, 1,200 shares issued and outstanding                 300,000
       Series F, 1,250 shares issued and outstanding                 125,000
       Series G, 2,000 shares issued and outstanding                 200,000
       Series I, 550 shares issued and outstanding                    55,000
       Series K, 1,000 shares issued and outstanding                 120,000
       Series L, 183 shares issued and outstanding                   183,000

     Accumulated deficit                                          (1,087,621)
                                                                 -----------

       Total stockholders' equity                                $   668,727
                                                                 ===========


-------------------------------------------------------------------------------
Pro Forma Capitalization of Ocean West Assuming Acquisition of Shares of OWE(1):
-------------------------------------------------------------------------------

     Stockholders' Equity:

       Common Shares
        par value - $0.01 per share; 30,000,000 shares authorized ;
        6,126,000 shares issued and outstanding (2)                    $ 61,260

       Class B Common Shares
        par value -$0.01 per share; convertible; 5,000,000 shares
        authorized; 240,000 shares issued and outstanding                 2,400

       Class D Common Shares
        par value -$0.01 per share; convertible; 600,000 shares
        authorized; no shares issued and outstanding                        -0-

       Preferred Shares
        par value -$0.01 per share; 10,000,000 shares authorized;
        Series C, 1,000 shares issued and outstanding                   100,000
        Series E, 680 shares issued and outstanding                     170,000
        Series F, 1,050 shares issued and outstanding                   105,000
        Series G, 2,000 shares issued and outstanding                   200,000
        Series I, 125 shares issued and outstanding                      12,500
        Series L, 74 shares issued and outstanding                       74,000

     Additional paid-in capital                                       1,409,428
     Accumulated deficit                                             (1,417,861)
                                                                    -----------

       Total stockholders' equity                                   $   716,727
                                                                    ===========

--------------------------------------------------------------------------------

(1) Pro forma balance sheets assuming acquisition of OWE by Ocean West and showing pro forma adjustments are included in their entirety in the Financial Statements section of this Prospectus.

(2) In addition to the Common Shares of Ocean West held by the former shareholders of OWE, the issued and outstanding Common Shares include the 300,000 Common Shares issued to Monogenesis for $30,000. This number does not include the 1,000,000 Common Shares which may be issued upon the exercise of the warrants.

                                    BUSINESS
                                   ---------

General
-------

     Ocean West was formed as a holding company to hold shares of OWE on _____________, 2000 in connection with the registration of the shares and warrants to create a public company with a substantial shareholder base without having to sell shares in a traditional initial public offering (through the shareholder base of Monogenesis). Management also believes that establishing Ocean West as a public company may facilitate acquisitions at some point in the
future.  No particular acquisition targets have been identified.   Ocean West
received all of the issued and outstanding shares of stock of OWE from OWE's shareholders in exchange for 5,737,200 Common Shares, 240,000 Class B Common Shares, and 4,929 shares of six series of Preferred Shares on the date of this prospectus. The number of shares exchanged was determined by OWE and Monogenesis taking into consideration the proposed public float and ownership interests. All of Ocean West's current business operations are conducted through OWE.

     OWE is a real estate finance company principally engaged in mortgage banking. OWE originates, packages, funds and sells on a whole loan basis conventional, government and non-conforming residential mortgage loans secured by one-to-four family residences. OWE considers "non-conforming" loans to be loans made to borrowers who are unable to obtain mortgage financing from conventional mortgage sources whether for reasons of credit impairment, income qualifications or credit history or have a desire or need to receive funding on an expedited basis. OWE primarily makes loans to purchase existing or new residential properties, refinance existing mortgages, consolidate other debt or finance home improvements, education or similar items.

     OWE currently has two divisions: (i) a wholesale division which has relationships with approximately 1,000 approved independent loan brokers and which has historically accounted for substantially all of OWE's loan originations and (ii) a retail branch division which was created to expand OWE's loan originations across the nation. Management is also working to develop a retail division to market loans directly to builders and real estate agents. Several years ago, OWE created a retail telemarketing division to market loans directly to homeowners. As the interest rate increased and the refinancing market decreased, OWE determined that this division was no longer profitable and closed the division in the first quarter of fiscal 2000.

     The following table sets forth the volume of mortgage loans originated through the Wholesale Division versus the Telemarketing Division (retail loans):

                                                 Year ended March 31,
                                             1999                    1998
                                             ----                    ----
                                      Volume      Percent      Volume      Percent
                                   -------------  --------  -------------  --------
Wholesale                           $218,987,397       73%   $221,947,299       86%
Retail (Telemarketing Division)       81,657,518       27%     36,566,531       14%
                                    ------------      ---    ------------     ----
           Total                    $300,644,915      100%   $258,513,830      100%
                                    ============      ===    ============     ====

     Mortgage loans originated by OWE generally range in size from $80,000 to $2,000,000 with most loans being in the $100,000 to $180,000 range. The following table illustrates the breakdown by size of loans originated during the last three fiscal years:

                                 Year ended March 31,
                                  1999   1998   1997
                                 ------  -----  -----
Less than $100,000                  827    832    769
Between $100,000 and $180,000     1,292  1,161  1,161
More than $180,000                  245    195    268
                                  -----  -----  -----
     Total                        2,364  2,188  2,198
                                  =====  =====  =====

     Most of the loans originated by OWE (85% to 90%) are secured by residential real estate located in Southern California. Therefore until such time as OWE is able to expand to other locations, its success is largely dependent on the economy of Southern California.

     Substantially all loans originated by OWE are secured by a first priority real estate mortgage. Typically less than 2% of the principal balance of loans originated by OWE are secured by second priority mortgages. OWE's core borrower base is individuals who purchase homes using government financing. OWE's non-conforming borrower base is individuals who do not qualify for traditional "A" credit because their credit history, income or some other factor does not conform to standard agency lending criteria.

     OWE is an approved mortgage lender for HUD (United States Housing and Urban Development) programs under which eligible loans are insured. HUD insured loans comprised 71% of the total loans originated by OWE during its most recent fiscal year and 63% and 49% during the two previous fiscal years. In order to maintain HUD certification, OWE must, among other things, maintain a minimum adjusted net worth which it failed to maintain in fiscal years 1998 and 1999.

     Since commencing operations in October 1988, OWE has experienced significant growth in loan originations. For the year ended March 31, 1999, OWE funded $300,644,915 in loans compared to $5,700,000 during its first full year of business which ended on December 31, 1989 (prior to the change in fiscal year end).

     OWE believes that its primary strengths are (i) the experience of its management, account executives and staff in the lending industry which enhances its ability to establish and maintain long-term relationships with mortgage brokers; (ii) its service oriented sales culture emphasizing quick and efficient responses to customer needs and market demands; (iii) its operating philosophy which is to use consistent and prudent underwriting guidelines designed to produce mortgage products which are readily available in the secondary market to create stable and deliberate loan origination growth; (iv) its ability to manage and control operating costs in order to remain a low cost originator; and (v) its use of automated underwriting and laptop computers to provide "point of sale" loan approvals.

Business Strategy
-----------------

     OWE's operating strategy is based on the following key elements:

     Whole Loan Sales for Cash: OWE sells substantially all of its originated mortgage loans monthly for cash, historically at a premium over the principal balance of the mortgage loans.

     Continuing Growth of Wholesale Production: Management believes that it can continue to grow its wholesale production of loans by increasing penetration in existing markets and by selectively expanding into new geographic markets.

     Expansion of Product Offerings: OWE uses long-term relationships with mortgage loan brokers and real estate professionals to obtain the information necessary to quickly and efficiently tailor existing products or introduce new products to satisfy broker and consumer product needs. As part of this expansion, OWE has set up a wholesale web site and begun to use the internet to solicit new retail borrowers.

     Securitization Flexibility: While management expects that the substantial majority of OWE's mortgage loans will continue to be sold through whole loan sales in cash transactions, management is exploring sales of loans through securitizations.

     Servicing: Currently, OWE sells more than 99% of the servicing rights to loans originated.

     Warehouse Facility: Management of OWE intends to continue to work to lower OWE's costs of originating loans by attempting to negotiate more favorable warehouse facilities.

Wholesale Division
-------------------

     Historically, OWE's primary source of mortgage loans has been its Wholesale Division which maintains relationships with approximately 1,000 independent mortgage brokers. The mortgage loan brokers act as intermediaries between property owners and OWE in arranging mortgage loans. OWE typically receives loans from 128 brokers in a year with 10% to 15% of its loans (approximately $3 million to $4 million per month) originated through First Capital Mortgage.

     OWE enters into a mortgage broker agreement with each of its independent mortgage brokers requiring the brokers to meet certain licensing and other criteria. Basically, OWE and the mortgage broker establish a non-exclusive relationship; the brokers generally also act for other mortgage loan companies as well as OWE. The mortgage broker, from time-to-time and at its option, will submit completed mortgage loan application packages from the general public to OWE for funding consideration and then will facilitate the closing of mortgage loan applications approved for funding by OWE. The broker's role is to identify applicants, assist in completing loan application forms, gather necessary information and documents and serve as OWE's liaison with the borrower throughout the lending process.

     OWE reviews and underwrites the applications submitted by brokers, approves or denies the applications and sets the interest rate and other terms of the loans. Upon acceptance by the borrower and satisfaction of all of the conditions imposed by OWE, OWE funds the loan. Because brokers conduct their own marketing and use their own employees to obtain loan applications and maintain contact with borrowers, originating loans through brokers allows OWE to increase loan volume without incurring marketing, labor and other overhead costs associated with retail originations. OWE has no obligation to pay a mortgage broker any sums owed to the mortgage broker by a borrower or to pay a mortgage broker any sum with respect to any mortgage loan application package which is not closed and funded.

     Generally, mortgage brokers submit loan applications to an account executive in one of OWE's sales offices. The loan is logged-in for RESPA (see discussion of government regulation of OWE) and other regulatory compliance purposes, underwritten and, in most cases, conditionally approved or denied within forty-eight hours of receipt. OWE attempts to respond to each application as quickly as possible, since mortgage brokers generally submit individual loan files to several perspective lenders simultaneously and the lender with the quickest response has a better chance of obtaining the loan. If the application meets OWE criteria, OWE will issue a "conditional approval" to the broker with a list of specific conditions to be met and additional documents to be supplied (for example, credit verifications and independent third party appraisals) prior to funding the loan. In most cases, OWE funds loans within fifteen days of the approval of the loan application.

     OWE requires that all independent brokers submitting loans to OWE be registered or licensed as required by the jurisdiction in which they operate and be approved by OWE. OWE annually audits all brokers that submit loans to it in order to confirm possession of current licenses or registrations and to update the broker's financial statements and employees' names and addresses. OWE believes that an important element in developing, maintaining and expanding its relationships with independent mortgage loan brokers is to provide a high level of product knowledge and customer service to the brokers.

Product Types
--------------

     OWE offers a broad range of mortgage loan products to provide flexibility to mortgage loan brokers and retail divisions. These products vary as to loan-to-value ratio and income requirements as well as other factors.

     The following is a list of OWE's primary standard products:

     .    FHA/VA - Thirty-year fully amortizing adjustable or fixed rate program
          ------
          -- adjustable rate program indexed to the one-year treasury featuring a cap of annual interest rate increases of 1% and a life cap on increases of 5%.

     .    95% LTV (loan-to-value) First Mortgage Loan -- Thirty-year fully
          -------------------------------------------
          amortized adjustable or fixed rate program that meets guidelines provided by purchasers of loans from OWE.

     .    Conforming Mortgage Products -- Adjustable and fixed rate loan
          ----------------------------
          programs that meet the guidelines for purchase by (i) government-sponsored entities such as FNMA and FHLMC, which guarantee mortgage backed securities and (ii) permanent investors in mortgage backed securities secured by or representing ownership in such mortgage loans.

     .    Second Mortgage Program -- Fixed rate amortizing and fixed rate with a
          -----------------------
          balloon payment programs that are limited to borrowers identified as A+ through B credit risks, with a maximum combined loan-to-value ratio equal to 100%.

     .    JUMBO Loans -- Adjustable and fixed rate loan programs that meet the
          -----------
          guidelines provided by specific investors in the mortgages.

     For non-conforming loans, OWE typically offers fixed-rate first mortgage loans which are amortized over a fifteen- or thirty-year period as well as loans with a balloon payment in fifteen years and payable during the fifteen year period under a thirty-year amortization schedule.

     The following table sets out OWE loan originations by product type for the last three fiscal years:

                                                         Year ended March 31,
                                        1999                      1998                      1997
                                        ----                      ----                      ----
                                 Volume      Percent       Volume      Percent       Volume      Percent
                             --------------  --------  --------------  --------  --------------  --------
                             (in thousands)            (in thousands)            (in thousands)
                             --------------            --------------            --------------
Loan Types:
-----------
FHA/VA-Government                 $213,967        71%       $162,804        63%       $126,363        50%
Conforming - Conventional         $ 62,585        21%       $ 58,503        23%       $ 82,538        32%
Jumbo Loans                       $ 21,311         7%       $ 31,254        12%       $ 39,284        15%

                                                         Year ended March 31,
                                        1999                      1998                      1997
                                        ----                      ----                      ----
                                 Volume      Percent       Volume      Percent       Volume      Percent
                             --------------  --------  --------------  --------  --------------  --------
                             (in thousands)            (in thousands)            (in thousands)
                             --------------            --------------            --------------
Second Mortgages                  $  2,782         1%       $  5,953         2%       $  7,609         3%
                                  --------       ---        --------      ----        --------       ---
   Total                          $300,645       100%       $258,514       100%       $255,794       100%
                                  ========                  ========                  ========
Loan Products:
--------------
15/30 Year Fixed - All            $289,538        96%       $187,002        72%       $166,160        65%
 Loan Types
Adjustable - All Loan             $ 11,107         4%       $ 71,512        28%       $ 89,634        35%
 Types                            --------       ---        --------      ----        --------       ---
   Total                          $300,645       100%       $258,514       100%       $255,794       100%
                                  ========                  ========                  ========

Quality Control
----------------

          OWE has implemented a loan quality control process to help enforce sound lending practices and compliance with OWE's policies and procedures as well as agency (HUD, Fannie Mae and other purchasers of mortgages) guidelines. Prior to funding a loan, OWE performs a "pre-funding quality control audit" in which OWE's staff re-verifies the borrower's credit history and employment, using automated services as well as verbal verifications. In addition, properties which will potentially secure the mortgage loans are appraised by an independent appraiser. All appraisals must be conducted by a qualified licensed independent appraiser and the appraisal must conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation. OWE personnel also review every appraisal to confirm the adequacy of the property as collateral prior to funding.

          In addition, OWE's quality assurance department audits a percentage of all loans which are funded. The department reviews the documentation (including appraisals and recertifications) for compliance with established underwriting guidelines and lending procedures reexamining the funding documents for accuracy, completeness and adherence to corporate, state and federal requirements. As part of the audit process, any deficiencies discovered are reported to OWE's senior management to determine trends and any need for additional training of personnel.

Underwriting
------------

          OWE has established certain underwriting criteria (the "Underwriting Guidelines") under which OWE originates mortgage loans. The loans originated under the Underwriting Guidelines generally also satisfy the underwriting standards used by the Federal Housing Association ("FHA"), the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). The Underwriting Guidelines are intended to aid in evaluating the credit history of the potential borrower, the capacity of the borrower to repay the mortgage loan, the value of the real property which will secure the loan and the adequacy of such property as collateral for the proposed loan. The loan terms, including interest rate and maximum loan-to-value ratio, are determined based upon the underwriter's review of the loan application and related data and the application of the Underwriting Guidelines.

          OWE employs experienced underwriters. OWE's Underwriting Manager must approve the hiring of all underwriters including those who will be located in a regional or branch office. OWE's underwriters must have had either substantial underwriting experience or substantial experience with OWE in other aspects of the mortgage finance industry before becoming part of OWE's underwriting department. All underwriters are required to participate in ongoing training, including regular supervisory critiques of each underwriter's work. OWE's management believes that its underwriting personnel have the ability to analyze the specific characteristics of each loan application and make appropriate credit judgments.

          The Underwriting Guidelines include three levels of documentation requirements for applicants which are referred to as the "Full Documentation," "Lite Documentation" and "Stated Income Documentation" programs. Under all three programs, OWE reviews the applicant's source of income, calculates the amount of income from sources listed on the loan application or other documentation, reviews the credit history of the applicant, calculates the debt service-to-income ratio to determine the applicant's ability to repay the loan, reviews the type and use of the property being financed and reviews the property. In determining the ability of the applicant to repay the loan, OWE's underwriters use: (i) a qualifying rate that is equal to the stated interest rate on fixed-rate loans, (ii) the initial interest rate on loans which provide for three years of fixed interest rate and payments before the initial interest rate adjustment, or (iii) 2% above the initial interest rate on other adjustable-rate loans. The Underwriting Guidelines require that mortgage loans be underwritten following a standard procedure which complies with applicable federal and state laws and regulations and requires OWE's underwriters to be satisfied of the value of the property to be mortgaged based upon a review of the appraisal. In general, the maximum principal amount of loans originated under OWE's conventional program is $650,000; however, OWE may approve and make larger loans on a case-by-case basis. Larger loans require approval by the intended purchaser of the loan.

          Under the Full Documentation program, applicants are generally required to submit two written forms of verification of stable income for at least twelve months. Under the Lite Documentation program, the applicant submits twenty-four months of bank statements. Under the Stated Income Documentation program, an application may be accepted based upon the monthly income stated on the mortgage loan application if certain other criteria are met. All of the programs require a telephone verification of the employment of salaried employees. In the case of purchase money loans, under the Full Documentation program guidelines and, on all purchase loans where the loan-to-value ratio is greater than 80%, OWE also verifies source of funds to be deposited by the applicant into escrow.

          OWE evaluates its Underwriting Guidelines on an ongoing basis and periodically modifies them to reflect management's current assessment of various issues relating to underwriting analysis. In addition, as new loan products are developed, OWE adopts Underwriting Guidelines which are appropriate for the new products. Conventional mortgage loans and second mortgage loans, including 125% loan-to-value loans, are underwritten to the standards of the intended purchasers of the loans and use information, including credit scores, which OWE does not generally consider under its standard Underwriting Guidelines.

Sale of Loans
-------------

          OWE generally sells substantially all of the loans it originates.
Once OWE has funded a loan through a warehouse facility, the next objective is to sell the loan as quickly as possible. A reconciliation package is prepared for accounting. The file then moves on to the shipping department where it is copied and stacked to specific investor guidelines. After OWE receives the final HUD I (closing statement), usually two to three days after funding, the file is sent to the appropriate investor for purchase. OWE typically makes general representations and warranties to purchasers of the mortgages relating to borrower disclosures, closing procedures, credit documentation, follow-up documentation and accuracy of representations. In many cases, purchasers of the mortgages will require premium recapture language in the documentation requiring that OWE return all or a portion of the premium and SRP (servicing release premium) for loans that are paid off early (typically prior to the end of the first year). In most cases, OWE is only liable for premium recapture if the loan is being prepaid as a result of a refinancing with OWE or one of its affiliates.

Mortgage Loan Servicing Rights
------------------------------

          OWE sells substantially all (greater than 99%) of the servicing rights on the loans funded by OWE. At the time the loan is sold, the purchaser typically pays OWE an SRP (servicing release premium). The premium is paid for the right to collect the servicing fees for the period the loan remains on the investor's books. A typical spread for an "A" grade loan is 0.25 of 1% annually. On occasion, OWE will retain servicing rights. However, OWE is not currently set up to service loans in-house and contracts with Dovenmuehle Mortgage, Inc. to subservice such loans. The subservicer is responsible for accepting and posting all payments, maintaining escrow accounts and reporting to the end investors (Fannie Mae, Indy Mae, etc.). For this service, OWE typically pays the subservicer a monthly fee averaging $6 to $7 per loan.

Competition
-----------

          The mortgage banking business is highly competitive. The market for mortgage loans is influenced by interest rate levels as well as other general economic and demographic factors. OWE competes with other wholesale and retail mortgage banking entities and financial institutions, many of which have substantially greater financial and other resources than OWE. OWE also competes with mortgage brokers, including those that have agreements with OWE who usually represent and submit applications to more than one mortgage provider. Mortgage brokers compete on the basis of service, range of mortgage loan products and pricing. OWE currently depends primarily on mortgage brokers for loan originations, but is working to establish additional avenues for loan originations. Competitors seek to and establish relationships with the same mortgage brokers as OWE. The mortgage brokers are not obligated to continue to provide loans to OWE.

          Management of OWE believes that in order to compete it must continue to maintain or increase the volume of loans it receives through mortgage brokers. It recognizes that mortgage brokers are not obligated to fund loans they originate through OWE. OWE continues to maintain volumes because of its ability to provide exceptional service to the mortgage broker. OWE believes that it underwrites and closes loans more quickly than most of its competition. The quick turnaround time combined with a wide range of loan products makes OWE very valuable to the broker when competing for business.

Mortgage Loan Funding and Financing Arrangements
------------------------------------------------

          OWE funds its mortgage loans primarily through warehouse facilities provided by First Collateral Services and Provident Bank. First Collateral provides OWE with up to $15,000,000 and Provident provides OWE with up to $5,000,000 for a total of $20,000,000 in warehouse line capabilities. Both facilities are secured by the mortgage loans financed through the line, related mortgage servicing agreements and the personal guarantees of the two primary shareholders.

          The warehouse line provided through First Collateral bears interest at the LIBOR rate plus 2.5% (7.909% on October 31, 1999) and expires on January 31, 2000. The lender has imposed restrictions on the types of loans and maximum amounts per individual loans which may be funded through the line. Borrowing pursuant to the line is limited to the lesser of the credit line ($15,000,000) and the value (calculated as provided in the loan documents) of the loans securing the line. The value of the loans for the purposes of calculating the borrowing limits is typically limited to 98% of the purchase price of the loan; OWE must fund the remaining 2% through other sources. Interest is payable monthly and each advance is payable at the time of the loan sale. The outstanding balance under this warehouse line of credit was $7,872,111 at September 30, 1999, $17,493,914 at March 31, 1999 and $16,792,260 at March 31,
1998.

          The loan agreement governing the terms of this warehouse line of credit contains various restrictive covenants relating to tangible net worth and various debt and other ratios. Payment of cash dividends by OWE (or redemption of shares) is also restricted to net income of OWE after the date of the applicable agreement computed on a cumulative basis. OWE has drawn on the line in excess of its limits and has violated the restrictive covenants. The lender waived the covenant violations through March 31, 1999 and established new ratios to be met by June 30, 1999 which OWE did not meet.

          OWE's second warehouse line of credit bears interest at the prime rate as reflected in The Wall Street Journal plus 1.00% to 1.25% depending upon the
                -----------------------
grade of the loan product and expires on July 29, 2000. Interest is payable monthly and each advance must be repaid within 45 days. On March 31, 1999, the outstanding balance under this line of credit was $1,267,330. There were no outstanding balances on September 30, 1999 or on March 31, 1998.

          Management of OWE hopes eventually to increase its capital and use such capital to finance loans rather than financing them through credit facilities. Management is also exploring the possibility of securitizing some portion of its mortgage loans.

Employees
---------

          OWE has approximately one hundred six employees of which a little over one-half are primarily employed in sales. Approximately one-third of such employees hold clerical positions. The remaining employees hold administrative positions and include Marshall Stewart, the Chief Executive Officer, and Daryl Meddings, the Chief Financial Officer.

Properties
----------

          OWE's headquarters are located at 15991 Redhill Avenue, #110 in Tustin, California. OWE leases approximately 13,160 square feet of office space under a lease the current term of which expires November 30, 2003. The two founding shareholders of OWE personally guaranteed the lease. Rent is currently $16,450 per month plus overrides and increases annually beginning December 1, 1999 to $18,555.64 for the last year of the term. OWE has the right to renew the lease for one additional sixty month term. During the renewal term, the rent will be adjusted to the then current market rate. OWE also has branch offices in Honolulu, Hawaii and Moreno Valley, California.

Regulation
----------

          The consumer finance industry is highly regulated making OWE subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities. These rules impose obligations and restrictions on OWE's loan origination, credit activities and secured transactions. In addition, these rules limit the interest rates, finance charges and other fees that OWE may assess, mandate extensive disclosure to borrowers, prohibit discrimination, and impose multiple qualifications and licensing obligations. Failure to comply with these requirements may result in, among other things, loss of HUD approved status, demands by purchasers of mortgages for indemnification or mortgage loan repurchases by OWE, certain rights of recission of mortgage loans in borrowers, class action lawsuits by borrowers, administrative enforcement actions, and civil and criminal liability. Management uses its quality assurance program to monitor compliance and believes that OWE is in compliance with applicable rules and regulations in all material respects.

          OWE's loan origination activities are subject to the laws and regulations in each state in which it conducts lending activities. For example, state usury laws limit the interest rates that OWE can charge on its loans. OWE's lending activities are also subject to various federal laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. OWE is not currently making loans subject to the Homeownership and Equity Protection Act of 1994.

          More specifically, OWE is subject to certain disclosure requirements under the Truth-in-Lending Act ("TILA") and Regulation Z promulgated under the TILA. The TILA is designed to provide consumers with uniform, understandable information relating to certain terms and conditions of loan and credit transactions and, by standardizing the form of information provided, facilitate comparisons among available credit options. The TILA also gives consumers the right to change their minds about a credit transaction by guaranteeing consumers a three-day right to cancel certain types of credit transactions, which right applies to loans of the type originated by OWE. In addition, the TILA gives consumers the right to rescind the loan transaction if the lender fails to provide the required disclosures to the consumer.

          OWE is also required to comply with the Equal Credit Opportunity Act of 1994 ("ECOA") and Regulation B promulgated thereunder, the Fair Credit Reporting Act ("FCRA"), the Real Estate Settlement Procedures Act of 1975 ("RESPA") and the Home Mortgage Disclosure Act of 1975 ("HMDA"). The ECOA prohibits lenders from discriminating against an applicant for a loan on the basis of race, color, sex, age, religion, national origin or marital status. Regulation B prohibits lenders from requesting certain types of information from loan applicants. The FCRA requires lenders to supply applicants with information relating to the denial of any loan application. Beginning with loans originated in 1997, HMDA requires OWE to file annual reports with HUD for collection and reporting of statistical data in loan transactions. RESPA mandates certain disclosures concerning settlement fees and charges and mortgage servicing transfer practices. It also prohibits the payment or receipt of kickbacks or referral fees in connection with the performance of settlement services.

          OWE is highly regulated by government entities. The laws and regulations under which OWE operates are subject to change at any time. In addition, new laws or regulations may be added at any time. There can be no assurance that any change or addition of laws will not make compliance by OWE more difficult or more extensive, restrict its ability to originate, broker, purchase or sell loans, further limit the amount of commissions, interest or other charges which may be earned, or otherwise adversely affect OWE's business or prospects.

Legal Proceedings
-----------------

          OWE is involved in litigation relating to a loan which it sold; the house securing the loan slid off a hill. The amount claimed is approximately $50,000 plus costs and fees which may be added. Discovery has only recently begun. Management of OWE is not aware of any pending or threatened claims against OWE which might materially affect its business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

Overview
--------

     OWE is primarily engaged in the origination, packaging, funding and sale of mortgage loans secured by one-to-four family residences. OWE's income mainly consists of gains from sales of mortgage loans on the secondary market and to private investors. It also generates revenues through certain fees such as underwriting fees, processing fees and document drawing fees, in connection with the funding of a loan.

     OWE typically funds loans through its warehouse line of credit. The amount drawn from the line for a particular loan is repaid when that loan is sold to an investor. OWE receives revenue from loan fees charged and from the origination and/or discount fees charged to the borrower. The revenue collected at the time of funding is remitted to OWE and booked on the day of funding. When a loan is purchased by an investor, the remaining fees as well as a servicing release fee are remitted less any investor fees and any further servicing obligations on that loan. Revenue generated from the sale is recognized at the time of sale.

     OWE receives most of its revenues from the sale of loans to investors.
Once a loan is sold, the amount advanced through the warehouse line of credit is repaid and the overage is deposited to OWE. Frequently, OWE will receive the borrower's first monthly payment if the investor buys the loan one payment down. Additional revenue is generated through the collection of servicing fees on loans held for servicing. OWE also charges underwriting, funding, administrative, document drawing and other miscellaneous fees in connection with funding loans which also provide revenue to OWE.

Results of Operations
---------------------

     The uncertainty which potentially has the single largest effect on OWE's results of operations is interest rate trends. Trends in interest rates are not only important to the refinance business, but are also very important in the purchase market as well. As interest rates rise, more individuals are eliminated as potential borrowers. The reason for this is simple - as interest rates get higher, so do the mortgage payments. Higher payments mean fewer people have the ability to qualify for loans. Historically, a rising interest rate market is more difficult for mortgage bankers (like OWE) to deal with than for banks. The reason for this is that banks tend to have an advantage in an adjustable rate market, because banks have the ability to hold loans and, therefore, can be more creative in designing adjustable rate loans to fit the borrower's needs. Mortgage bankers are limited to loan products which can be sold in the secondary market and securitized on Wall Street. These programs have become more competitive in recent years, but banks still retain a competitive advantage.

     Inflation has an impact on OWE because it typically has an impact on interest rates. As the threat of inflation becomes more of a concern, interest rates tend to rise. This is based upon the perception that the FED will revise short-term interest rates to keep inflation in check. This concern ultimately affects mortgage rates.

Six Months Ended September 30, 1999 Compared to Six Months Ended September 30, 1998

     Total revenue for the six month period ending September 30, 1999 decreased 30% to $7.8 million from $11.2 million for the same period in the previous year. The decrease in revenues resulted from the closing of the telemarketing division in the first quarter of fiscal 2000. As discussed elsewhere, as the refinancing market declined, the costs of operating the division outweighed the benefits.

     Total operating expenses decreased to a lesser extent by 28% to $8.1 million from $11.2 million. The decrease was primarily due to the closure of the telemarketing division. Cost of loan originations decreased 26% from $8.4 million to $6.2 million. General and administrative expenses decreased more significantly by 32% from $2.8 million to $1.9 million. This decrease in expenses was also primarily attributable to the closure of the telemarketing division.

     OWE had a net loss of $254,198 for the six month period ending September 30, 1999 as opposed to net income of $204,632 for the same six month period of the previous year. The difference was partially a result of an increase in the loss from operations as OWE had a net loss from operations of $16,134 for the six month period ending September 30, 1998 and a net loss from operations of $248,515 for the same six month period in the succeeding year. In addition, during the six month period ending September 30, 1998, OWE had other income of $220,766 resulting from a deferred income tax benefit as opposed to other expenses of $5,683 during the same period of the 2000 fiscal year.

Year Ended March 31, 1999 Compared to the Year Ended March 31, 1998

     Total revenue increased 21% to $17.9 million for fiscal year 1999 from $14.9 million for fiscal year 1998. This increase resulted primarily from a 22% increase in revenues from the origination and sale of mortgage loans. Net servicing fees decreased by 73% from $21,615 for fiscal year 1998 to

$5,924 for fiscal year 1999. Gains on the origination of mortgage servicing rights also decreased by 65% from $49,283 for fiscal year 1998 to $17,105 for fiscal year 1999. Gains on sale of mortgage servicing rights decreased to $0 from $155,440 for fiscal year 1998. OWE sold off most of its servicing rights causing income relating to servicing rights to decrease significantly from fiscal year 1998 to fiscal year 1999.

     Total operating expenses increased by 15% to $18.0 million for fiscal year 1999 from $15.7 million for fiscal year 1998. This increase was due primarily to increases in cost of loan originations.

     Total cost of loan originations increased 16% to $13.3 million for fiscal year 1999 from $11.4 million for fiscal year 1998. The interest expense of the warehouse line of credit decreased slightly and the cost of loan repurchases decreased significantly by 59% from $264,253 in fiscal year 1998 to $109,493 in fiscal year 1999. The higher costs of loan repurchases for fiscal year 1998 was primarily due to the purchase of two loans. On the other hand, commissions and brokers' fees increased 7% primarily due to the increased amount of loans originated to $9.1 million for fiscal year 1999 from $8.5 million for fiscal year 1998. Fees and costs such as credit, appraisal, title and escrow fees associated with the telemarketing division increased by 94% from $1.5 million for fiscal year 1998 to $3.0 million for fiscal year 1999. This significant increase was due to a higher loan volume from retail organizations through the telemarketing division.

     General and administrative expenses increased 12% from $4.2 million for fiscal year 1998 to $4.8 million for fiscal year 1999. Most of the increase was the result of a 21% increase in salaries, wages and payroll taxes from $2.4 million in fiscal year 1998 to $2.9 million in fiscal year 1999 and a 145% increase in interest expense to $149,172 for fiscal year 1999 from $61,010 for fiscal year 1998. Other general and administrative expenses decreased 4%.

     OWE posted net income of $341,635 for fiscal year 1999 compared to a net loss of $808,767 for fiscal year 1998. Approximately 21% of the increase in income was due to a tax benefit of $241,434. Income before the income tax benefit for fiscal year 1999 was $100,201 as opposed to a pre-tax loss of $807,967 for fiscal year 1998. This difference arose from two sources. OWE's loss from operations was reduced significantly from a loss of $825,392 for fiscal year 1998 to a loss of $87,773 for fiscal year 1999. In addition, OWE recognized a gain of $104,500 on the sale of a single family residence located in Anaheim Hills, California in fiscal year 1999 for which there was not a corresponding gain in fiscal year 1998 and had interest and other income of $83,474 in fiscal year 1999 versus $17,425 in fiscal year 1998.

     The decrease in operating loss from fiscal year 1998 to fiscal year 1999 was primarily due to a 22% increase in revenue from the origination and sale of loans with only a 16% increase in the cost of originations and only a 12% increase in general and administrative expenses.

Year Ended March 31, 1998 compared to Year Ended March 31, 1997

     Total revenues increased 12% from $13.3 million for fiscal year 1997 to $14.9 million for fiscal year 1998. This increase resulted entirely from an increase in revenues from the origination and sale of mortgage loans which increased 16% from $12.6 million for fiscal year 1997 to $14.6 million for fiscal year 1998. Revenues relating to servicing fees and rights decreased 66% to $226,338 for fiscal year 1998 from $672,758 for fiscal year 1997 due to the sale of a portion of the servicing rights.

     Total cost of loans increased 12% also from $10.2 million for fiscal year 1997 to $11.4 million for fiscal year 1998. Commissions and brokers' fees decreased slightly from $8.8 million in fiscal year 1997 to $8.5 million in fiscal year 1998. Interest paid on the warehouse line of credit to fund mortgage loans increased slightly from $0.9 million in fiscal year 1997 to $1.2 million in fiscal year 1998. The primary source of the increase in total cost of loans were fees and costs such as title, escrow, credit and appraisal fees which increased 209% from $0.5 million for fiscal year 1997 to $1.5 million for fiscal year 1998. This increase was due to additional costs associated with the retail telemarketing division. Cost of loan repurchases also increased significantly by 280% from $69,455 for fiscal year 1997 to $264,253 for fiscal year 1998. This increase was primarily due to the repurchase of two loans from one of OWE's investors.

     Total general and administrative expenses increased 52% from $2.8 million for fiscal year 1997 to $4.2 million for fiscal year 1998. Salary, wages and payroll taxes increased by 52% to $2.4 million for fiscal year 1998 from $1.6 million for fiscal year 1997 and other general and administrative expenses increased 52% to $1.7 million for fiscal year 1998 from $1.1 million for fiscal year 1997. Interest expense increased 57% from $38,888 for fiscal year 1997 to $61,010 for fiscal year 1998.

     Total operating expenses increased 21% from $13.0 million for fiscal year 1997 to $15.7 million for fiscal year 1998. This increase was primarily a result in increases in general and administrative expenses which were attributable to the additional expenses of operating the retail telemarketing division.

     OWE went from net income of $136,985 for fiscal year 1997 to a net loss of $808,767 for fiscal year 1998. OWE had a net operating loss of $825,392 in fiscal year 1998 which was slightly set off by interest and other income of $17,425 compared to net operating income of $279,361 for fiscal year 1997. The primary reasons for the loss for fiscal year 1998 were the increased expenses of the telemarketing division and the repurchase of the two loans.

  Liquidity and Capital Resources
 --------------------------------

     Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. If OWE's loan volume increases too rapidly, the increase could have a severe impact on OWE's liquidity. The warehouse facilities limit the amount which may be advanced on each loan funded. Therefore, OWE must use its own cash to fund the additional dollars needed to close escrow. The cash is not recognized until the loan is sold. Thus, it is crucial that OWE monitor loan volume closely.

     Management has identified certain additional sources of liquidity. External sources of liquidity lie with financial institutions. OWE currently has a working line of credit of $100,000. Management believes that OWE has a strong relationship with that bank and has been discussing increasing the line. OWE also can sell more of its servicing rights. Management believes that the current portfolio could generate between $60,000 and $100,000 in additional funds.

     OWE has funded operations through a combination of borrowings and issuance of preferred stock. Since April 1, 1996, OWE has received proceeds of $1,636,000 from the issuance of preferred stock, redeemed $595,000 of various series of its preferred stock and paid dividends on its preferred stock of $236,060. On the effective date of this registration statement, 2,254 shares of the outstanding preferred stock of OWE were exchanged for 1,073,200 Common Shares of Ocean West.

     OWE's primary need for operating capital is to fund mortgage loans upon closing prior to their eventual delivery to purchasers in the secondary market. OWE typically funds these loans through its warehouse line of credit. OWE has two separate credit facilities that will typically fund up to 98% of the acquisition price (price paid by the purchaser) to a maximum of 100% of the note amount. The average time between funding a mortgage and the receipt of the proceeds from the sale of the mortgage was approximately fourteen days during fiscal 1999.

     Net cash used for operating activities for the fiscal year ended March 31, 1999 totaled $2.3 million. OWE used this cash to finance loans held for sale through the warehouse line of credit. For the six month period ended September 30, 1999, net cash provided by operating activities totaled $11.0 million which was primarily made up of receivables from loans sold. As loans are purchased by investors, the amounts advanced for such loans through the warehouse line of credit are paid. At that time, the receivables are cleared and the cash deposited in OWE's operating account.

     Net cash used in investing activities during fiscal 1999 was $34,205 which cash was primarily used to purchase property and equipment for $103,016 which was offset by $61,279 in proceeds from the sale of real property. Cash flows from investing activities were slight. Net cash provided by investing activities for the first six months of fiscal 2000 was $8,097 which was attributable to the collection of notes receivable.

     Net cash provided by financing activities for the 1999 fiscal year was $2.3 million which was provided primarily through borrowings under the warehouse line of credit ($2.0 million). Issuance of long-term debt ($480,500) and issuance of preferred stock ($370,000) provided additional funds while funds were used to make payments on long-term debt and capital lease obligations ($164,123), to redeem preferred stock ($195,000) and pay dividends on preferred stock ($128,610). Net cash used in financing activities for the six months period ending September 30, 1999 was $11.1 million consisting primarily of repayments under the warehouse lines of credit ($10.9 million) offset by $183,000 in proceeds from the issuance of preferred stock and $184,378 from the issuance of long-term debt. OWE also paid $370,500 on short-term debt and $85,725 in preferred stock dividends as well as made payments on capital lease obligations ($43,730) and on long-term debt ($64,027).

     As of March 31, 1999, OWE had net operating loss carryforwards for Federal income tax purposes of approximately $253,000 available to reduce future taxable income, portions of which expire on various dates through 2013. Management believes that it is more likely than not that OWE will be able to realize the offsetting deductions prior to expiration.

Interest Rate Risks
-------------------

     The primary market risks that OWE faces are interest rate risks. Interest rate movements affect the interest expense on OWE's warehouse lines of credit, the interest income earned on loans held for sale, the value of mortgages held for sale and the ultimate gain recognized on mortgage loans which are sold. In a high interest rate environment, borrower demands for mortgage loans, especially refinancing of existing mortgages, decline. Higher interest rates may also adversely affect the volume of mortgage loans. In a low interest rate market, typically one in which the interest rates have declined sufficiently to make refinancings for lower rates economical, OWE may incur prepayment penalties when significant number of loans originated by OWE are refinanced early on the life of the loan to take advantage of lower interest rates.

     OWE protects itself against interest rate risks by pre-selling most loans to investors prior to funding, locking in rates and returns. The lock period that OWE gives to the broker/borrower is typically a minimum of five days before the loan package needs to be delivered to the investor. The loan must be in "fundable" form when it is delivered to the investor. This means that both the credit and the collateral packages must be complete. If this is not the case, which happens rarely, the investor may reprice the loan. In such event, if the market has deteriorated, OWE has some interest rate risk. In the past, management has at times used hedging strategies to lessen the risks arising out of rising and falling interest rates, but is not currently using hedging strategies due to the complexities involved in hedging and personnel needed to properly manage it.

Year 2000 Issues
----------------

     Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years. For example, the year "1998" would be represented by "98." When the year 2000 arrives, these systems and products will need to be able to accept four-digit entries to distinguish years. As a result, systems and products that do not accept four-digit year entries will need to be upgraded or replaced. OWE has tested its primary equipment and either found it to be compliant or upgraded or replaced it. The cost of compliance was approximately $10,000.

                                   MANAGEMENT
                                  -----------

  Executive Officers and Directors of Ocean West and OWE
 -------------------------------------------------------

Name                     Position with Ocean West(1)             Position with OWE
----------------------  ------------------------------  -----------------------------------
Marshall L. Stewart     President, Chief Executive      President, Chief Executive Officer,
                        Officer, Director               Director

Daryl S. Meddings       Executive Vice President,       Executive Vice President, Chief
                        Chief Financial Officer,        Financial Officer,
                        Secretary/Treasurer, Director   Secretary/Treasurer, Director

Thomas G. Melsheimer                                    Vice President of Operations

Charles H. Finn, Jr.    Director
---------------------------------------------------------------------------------------------

(1)  All persons listed were appointed to such positions in 2000.

     Officers serve at the discretion of the Board of Directors. Directors hold office until the next annual meeting of shareholders and until their successors have been elected and accept office.

     Marshall J. Stewart, 43, has worked in the mortgage industry since 1982.
     -------------------
He was founder of OWE and has been President, a director and an owner of OWE since 1988. Prior to founding

OWE, from 1986 to 1988, Mr. Stewart was a Vice President of Westport Savings Bank in Laguna Beach, California. His responsibilities included overseeing the mortgage banking department, secondary marketing and the Laguna Bank Savings branch. Prior to joining Westport Savings Bank, from 1984 to 1986, he was Production Manager of Irvine City Savings in Newport Beach, California and had the responsibilities of staffing and training the loan origination department and overseeing production, underwriting, funding, shipping and the sale of funded loans to institutional investors (primarily FNMA and FHLMC). Mr. Stewart received his B.A. in English with a minor in Business Administration from California State University in Fullerton, California in 1980.

     Daryl S. Meddings, 35, was also a founder of OWE and has been Executive
     -----------------
Vice President, Chief Financial Officer, Secretary/Treasurer and a director and an owner of OWE since 1988. As CFO at OWE, Mr. Meddings implemented and monitors OWE's accounting and financial reporting system. Other duties include budget planning, expense control, commercial banking relationships and oversight of quality control, loan servicing and loss mitigation. From late 1987 to 1988, Mr. Meddings was a production manager with Westport Savings Bank in Laguna Beach, California. His duties included establishing both retail and wholesale production departments and recruiting, hiring and training mortgage origination personnel. Prior to that, he began his career in mortgage banking in 1986 as a loan officer at Pro Mortgage Services in Diamond Bay, California and worked his way up to top producer at Irvine City Savings in Irvine, California. Mr. Meddings received his B.S. in Finance, Real Estate and Insurance with a concentration in Real Estate from California Polytechnical State University-Pomona in 1987.

     Thomas G. Melsheimer, 41, has been with OWE for the past ten years.  He is
     --------------------
currently Vice President of Operations with the responsibility of supervising underwriting, funding, shipping and data input and has held that position since May of 1999. Prior to holding this position, Mr. Melsheimer has been Operations Manager, Underwriting Manager and Underwriter Processor with OWE. Before joining OWE, he held positions as senior loan processor and internal auditor with Coastal Funding Corporation in Irvine, California and as an auditor with Mission Hills Mortgage in Santa Ana, California. Mr. Melsheimer is currently working on his broker's license.

     Charles H. Finn, Jr., 45, was recently elected a director of Ocean West.
     --------------------
He is currently Vice President - Marketing in connection with the origination and sale of second trust deed loans with Linear Capital Inc. in Long Beach, California and has held such position since June of 1998. Prior to taking that position, he was Vice President at Clearview Capital / Argent Capital in Huntington Beach, California for a little over eight months and managed the sale of second trust deeds into the secondary market. For the seven months prior to that, he was Vice President at Classical Financial in Tustin, California and originated second trust deeds from correspondents nationwide. From 1994 to 1997, he was Senior Vice President at Pioneer Savings and Loan in Irvine, California and supervised the loan department. From 1989 to 1994, Mr. Finn was Senior Vice President of Renet Financial in Anaheim, California and managed the Mortgage Banking Division. Mr. Finn received his B.A. in Economics from U.C. Berkeley in 1976.

Executive Compensation
----------------------

     The following table sets forth the compensation of the President (the Chief Executive Officer) and the Executive Vice President (the Chief Financial
Officer) for the fiscal years ending March 31, 1999, 1998 and 1997.   Ocean West
has not paid any compensation.

                           Summary Compensation Table
                           --------------------------

                                                         Annual Compensation
                                                         -------------------
             Name and                                                 Other Annual
        Principal Position             Year  Salary ($)  Bonus ($)  Compensation ($) (1)
-------------------------------------  ----  ----------  ---------  --------------------
Marshall L. Stewart, President,        1999    171,250          0                     0
 Chief Executive Officer               1998    175,872          0                     0
                                       1997    186,010          0                     0

Daryl Meddings, Executive Vice         1999    171,250          0                     0
 President, Chief Financial Officer    1998    181,000          0                     0
                                       1997    180,544          0                     0
----------------------------------------------------------------------------------------

     OWE has entered into substantially identical employment agreements with Marshall Stewart (with initial duties as President) and Daryl Meddings (with initial duties as Executive Vice President, CFO), the primary shareholders of Ocean West. The term of each agreement is five years beginning on October 1, 1999. OWE may terminate the agreement for "just cause" or if it ceases operations; the employees may terminate the agreement on thirty days notice. Each employee is entitled to a base annual salary of $300,000 with amounts not paid to be considered deferred compensation.

     In addition, OWE has agreed to create an Officers Deferred Compensation Account for each of them. Each is entitled to receive an amount equal to 20% of OWE net profit before taxes each year. The employee is entitled to such amounts annually or within thirty days of termination of employment.

Compensation Committee Interlocks and Insider Participation in Compensation
---------------------------------------------------------------------------
Decisions
---------

     For all years referenced in the Summary Compensation Table, the two shareholders of OWE, Mark Stewart and Daryl Meddings, determined executive compensation. Ocean West has not paid any compensation to date.

Certain Transactions
--------------------

     Management believes that all of the transactions listed below are at least as fair as a similar transaction with an unaffiliated third party would have been.

     Douglas M. Sharp, an employee of OWE and an agent of Agape Foundation Trust which benefits his children and which is a 5% or greater shareholder, purchased real estate from OWE which OWE received as a result of a default on a loan in March of 1998. The property was purchased with a note with original principal amount of $375,000 which matures in April 2005 and bears interest at 7.5% per annum. Interest is payable monthly and principal at maturity of the note.

     In November 1996, OWE redeemed the issued and outstanding shares of its Series B Preferred Stock for $400,000 in cash, $200,000 in promissory notes and a guaranteed two year consulting agreement under which the former shareholder was entitled to receive consulting fees of $6,000 per month. A total of $144,000 in consulting fees were paid over the two year term of the agreement which ended in November 1998.

     In connection with the issuance of 1,500 shares of Series D Preferred Stock in 1997, OWE entered into a consulting agreement with the purchaser of the
shares.   Under the agreement, the shareholder is entitled to consulting fees in the amount of $6,000 per month. The agreement expires upon the redemption of the shares by OWE. Consulting fees totaling $72,000 were paid under this agreement in fiscal 1999.

                       PRINCIPAL  AND SELLING SHAREHOLDERS
                       -----------------------------------

Management and 5% or Greater Shareholders
------------------------------------------

     The following table sets forth information with respect to ownership of issued and outstanding stock and warrants of Ocean West by management and 5% or greater shareholders as of the date hereof:

                                                      Total Number of    Percent    Number of   Percent
                                                      Securities Owned     of      Registered    After
Name and Address                 Title of Class        Beneficially     Class (1)    Shares     Sale (2)
----------------------------  ---------------------    ------------    -----------  --------    --------
Daryl Meddings (3)            Common Shares                  2,264,000        36%     539,000        28%
21791 Via del Lago            Class B Common Shares            108,000        45%          (4)       (4)
Trabuco, CA

Marshall L. Stewart (5)       Common Shares                  2,252,000        36%     536,000        28%
21372 Brookhurst St., #515    Class B Common Shares            108,000        45%          (4)       (4)
Huntington Beach, CA

Agape Foundation              Common Shares                    907,200        15%     253,200        11%
    Trust (6)                 Class B Common Shares             24,000        10%          (4)       (4)
607 S. Pathfinder Trail
Anaheim, CA

Cheyenne Properties, Inc.     Common Shares                    480,000         8%     480,000         0%
219 N.E. 100/th/ Avenue
Portland, OR

Total number of shares        Common Shares                  4,516,000        71%   1,075,000        54%
 owned by directors and       Class B Common Shares            216,000        90%          (4)       (4)
 executive officers as a
 group (7)
----------------------------------------------------------------------------------------------------------

(1) The percentage calculation does not include Common Shares which may be issued upon the exercise of the warrants or any outstanding employee stock options.

(2) This is the percent of class of the shares held by Selling Shareholders assuming all shares offered are sold and no warrants are exercised.

(3) The number of Common Shares listed as beneficially owned by Mr. Meddings includes the 108,000 Common Shares which Mr. Meddings would receive if he converted his Class B Common Shares to Common Shares.

(4) No Class B Common Shares will be registered or available for public sale by Selling Shareholders.

(5) The number of Common Shares listed as beneficially owned by Mr. Stewart includes the 108,000 Common Shares which Mr. Stewart would receive if he converted his Class B Common Shares to Common Shares.

(6) The number of shares beneficially listed as owned by Agape Foundation Trust includes the 24,000 Common Shares which the Trust would receive if it converted its Class B Common Shares to Common Shares. Agape Foundation Trust was established by Douglas M. Sharp, an employee of OWE, for the benefit of his children.

(7) The number of Common Shares beneficially owned by officers and directors as a group includes the 108,000 Common Shares which Mr. Meddings would receive if he converted his Class B Common Shares to Common Shares and the 108,000 Common Shares which Mr. Stewart would receive if he converted his Class B Common Shares to Common Shares.

Other Selling Shareholders
--------------------------

     The following table sets forth information with respect to ownership of Ocean West by Selling Shareholders who are not part of management and hold less than 5% of the issued and outstanding shares of any class as of the date hereof.

                                                    Total Number of    Percent    Number of     Percent
                                                   Securities Owned       of      Registered     After
Name and Address              Title of Class        Beneficially      Class (1)   Securities     Sale
-------------------------  ---------------------    -------------     ---------   ----------     ----
Joseph Walker & Sons       Common Shares                     88,800         2%       88,800        0%
88 Walker Creek Road
Walker, WV(2)

Monogenesis Corp. (3)      Common Shares                    131,600         2%      131,600        0%
88 Walker Creek Road       Common Stock                      85,600         9%       85,600        0%
Walker, WV                 Purchase
                           Warrants

Ronald C. and Judy M.      Common Shares                     40,000  *               40,000        0%
 Meddings (4)
8271 Simerdale Lane
LaPalma, CA

                                                    Total Number of    Percent    Number of     Percent
                                                   Securities Owned       of      Registered     After
Name and Address              Title of Class        Beneficially      Class (1)   Securities     Sale
-------------------------  ---------------------    -------------     ---------   ----------     ----
Kingsley and Nancy         Common Shares                     24,000  *               24,000        0%
 Cannon
1193 Mountainside Trace
Kennesaw, GA

Jennifer Ericson           Common Shares                     10,000  *               10,000        0%
601 Vista Bonita
Newport Beach, CA
------------------------------------------------------------------------------------------------------

*less than 1%

(1) Except for the calculation relating to Common Shares beneficially owned by Monogenesis, the percentage calculation does not include any Common Shares which may be issued upon the exercise of the warrants or any outstanding employee stock options.

(2) Joseph Walker and Sons, Inc. ("JWSI") began providing consulting services to OWE in October of 1998. JWSI acted and acts as a business financial development advisor to OWE in connection with the formation of Ocean West and other matters. JWSI received its fee in warrants to purchase stock equal to 2% of the stock of OWE outstanding. JWSI is entitled to exercise the warrants at a price of $48,000 or approximately $0.54 per share of Ocean West at any time before January 1, 2010. The value of the warrants less the exercise price ($45,240) was recorded as an expense in fiscal year ____. JWSI exchanged the warrants for 88,800 Common Shares which constitute approximately 1% of the total issued and outstanding Common Shares. (By agreement with OWE, JWSI converted all Class B Common Shares it was entitled to receive under its warrants to Common Shares.)

(3) The number of Common Shares listed as beneficially owned by Monogenesis Corporation includes the 85,600 Common Shares which Monogenesis Corporation would receive if it exercised its warrants.

(4) Ronald C. and Judy M. Meddings are the parents of Daryl Meddings, the Chief Financial Officer of Ocean West.


                                   SECURITIES
                                  -----------

Description of Capital Stock
----------------------------

     Common Shares.   Ocean West is authorized to issue 30,000,000 Common
     -------------
Shares, par value $.01 per share, of which 6,126,000 shares were issued and outstanding as of the date of this prospectus. There will be approximately ________ holders of the issued and outstanding Common Shares after the distribution. However, Mark Stewart and Daryl Meddings currently own 70% of the issued and outstanding Common Shares and together with their ownership of 90% of the Class B Common Shares control Ocean West.

     With respect to the election of directors, holders of Common Shares (together with holders of Class D Common Shares and of any Preferred Shares with voting rights) voting as a separate class are entitled to elect 25% of the members of the Board of Directors of Ocean West. Holders of Class B Common Shares are entitled to elect the remaining directors. If, on the record date for any shareholders' meeting at which directors are to be elected, the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding voting shares of all classes, all directors will be elected by the holders of all voting shares voting together.

     The holders of Common Shares are generally entitled to one vote per share on all entitled matters including the election of directors. Except with respect to certain exchange listed shares, California law generally requires that corporations domiciled there allow holders of common shares to cumulate votes for the election of directors and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shares are normally entitled or to distribute such votes on the same principle among as many candidates as the shareholder determines. However, no shareholder may cumulate votes unless a candidate has been nominated prior to voting and the shareholder has given notice at the meeting, prior to the voting, of such shareholder's intention to cumulate votes. Under Ocean West's Bylaws, Ocean West is only required to allow for cumulative voting as long as required under California law.

     The holders of Common Shares have a noncumulative $.05 per share annual dividend preference over non-stock dividends paid on Class B Common Shares (described below) from funds legally available for dividends when, as and if declared by the Board of Directors. In addition, holders of Class B Common Shares may not receive any dividends unless holders of Common Shares receive a dividend per share at least equal to the dividend per share paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Common Shares in Common Shares and only if the same number of Class B Common Shares will be paid with respect to each outstanding Class B Common Share. The payment of dividends may also be subject to preferential or identical rights, if any, of the holders of other outstanding securities, such as Preferred Shares and are currently subject to the preferential dividend rights of the issued and outstanding Preferred Shares. Common Shares or Class B Common Shares may not be combined or subdivided without at the same time making a proportionate combination or subdivision of the shares of the other of such classes.

     Holders of Common Shares are also entitled to share ratably in all of the assets of Ocean West available for distribution to holders of common shares (including Class B Common Shares and Class D Common Shares) upon liquidation, dissolution or winding up, subject to the preference of holders of Common Shares, but only to the extent of the par value of the Common Shares ($0.01 per share), and subject to any preferential rights of the holders of any other outstanding securities, such as Preferred Shares and to the stated value of the issued and outstanding Preferred Shares. Common Shares do not have preemptive, subscription or conversion rights and are not subject to call or redemption (there are no applicable sinking fund provisions). All Common Shares now outstanding are fully paid and nonassessable.

     Class B Common Shares.  In addition to Common Shares, Ocean West is
     ---------------------
authorized to issue 5,000,000 Class B Common Shares, $.01 par value per share, of which 240,000 shares were issued and outstanding as of the date hereof. There are three holders of Class B Common Shares. Holders of Class B Common Shares have the right to one noncumulative vote per share on all matters on which they are entitled to vote.

     For the election of directors, the holders of a majority of Class B Common Shares are entitled to elect 75% of the members of the Board of Directors. If, on the record date for any shareholders' meeting at which directors are to be elected, the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding voting shares of all classes, all directors will be elected by the holders of all voting shares voting together. If more than 90% of the aggregate number of issued and outstanding Common Shares, Class B Common Shares, Class D Common Shares and voting Preferred Shares are Class B Common Shares, the holders of a majority of Class B Common Shares will in practice be able to elect all of the members of the Board of Directors. Holders of Class B Common Shares have the same cumulative voting rights as holders of Common Shares.

     Holders of Class B Common Shares are entitled to receive dividends when, as and if declared subject to a non-cumulative $.05 per share annual dividend preference on each Common Share. In addition, holders of Class B Common Shares may not receive any dividend unless holders of Common Shares receive a dividend per share at least equal to the dividend per share paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Class B Common Shares in Class B Common Shares and may only be paid in shares at all if the same number of Common Shares will be paid with respect to each outstanding Common Share. The payment of dividends may also be subject to preferential or identical rights, if any, of the holders of other outstanding securities, such as Preferred Shares and are subject to the preferential dividend rights of the issued and outstanding Preferred Shares.

     Holders of Class B Common Shares are also entitled to share ratably in all of the assets of Ocean West available for distribution to holders of its common shares (including Common Shares and Class D Common Shares) upon liquidation, dissolution or winding up, subject to the preference of holders of Common Shares, but only to the extent of the par value of such Common Shares, and subject to any preferential rights of other shareholders, such as holders of Preferred Shares to the extent of stated value. Holders of Class B Common Shares have preemptive rights only as to Class B Common Shares. Class B Common Shares are not subject to call or redemption (there are no applicable sinking fund provisions). All Class B Common Shares now outstanding are fully paid and nonassessable.

     In addition, the Board of Directors must seek the approval of a majority of the holders of Class B Common Shares to grant rights to subscribe for, purchase or issue shares of authorized and unissued Class B Common Shares. Common Shares or Class B Common Shares may not be combined or subdivided without at the same time making a proportionate combination or subdivision of the shares of the other of such classes. Each share may also be converted into one Common Share at any time at the option of the holder.

     At this time, 90% of the issued and outstanding Class B Common Shares are owned by Mark Stewart and Daryl Meddings. The holders of Class B Common Shares elect 75% of the directors and therefore Mr. Stewart and Mr. Meddings control Ocean West. In addition, Mr. Stewart and Mr. Meddings hold 70% of the issued and outstanding Common Shares by which ownership they control decisions by holders of Common Shares as well.

     Class D Common Shares.  Class D Common Shares are a convertible security
     ---------------------
created in order to secure highly motivated executive personnel for Ocean West and its subsidiaries and take the place of compensation stock options, although Ocean West remains authorized to issue stock options and has established an equity incentive plan. There are 600,000 Class D Common Shares authorized at $.01 par value per share. Class D Common Shares are identical to Common Shares and have equal rights and privileges with Common Shares except as described below. Class D Common Shares are nontransferable. The Board of Directors, by resolution, may authorize the issuance of Class D Common Shares; provided that, each such resolution contains a formula under which the shares may be converted to Common Shares. In no case may the Board of Directors set any conversion rights which could result in the issuance of more than ten Common Shares for each Class D Common Share. At the close of business on the fifth anniversary of the date of a resolution authorizing the issuance of any Class D Common Shares, such issued and outstanding but unconverted shares will be deemed to have been converted at the rate of one Common Share for each such Class D Common Share. There are no issued and outstanding Class D Common Shares as of the date of this prospectus.

     Preferred Shares.  The Board of Directors of Ocean West, by resolution, has
     ----------------
the authority to issue, in one or more series, up to 10,000,000 Preferred Shares. Such shares will have such preferences, rights and limitations as are established by the Board of Directors except that the voting rights, if any, of one Preferred Share may not exceed the voting rights of one Common Share. Six Series of Preferred Shares have been created with a total of 4,929 Preferred Shares issued and outstanding as of the date of this prospectus. So long as the Preferred Shares are outstanding, Ocean West may not, without the approval of the holders of two-thirds of the outstanding shares of each series, amend the Certificate of Incorporation of Ocean West in such a way as to: (i) alter or change any rights of, or adversely affect, the holders of a series; (ii) increase the authorized number of shares of a series; or (iii) transfer, lease or encumber all or substantially all of the assets of the company. The outstanding Preferred Shares have the same voting rights as the Common Shares (including cumulative voting rights).

     There are 1,000 Series C Preferred Shares which are issued and outstanding held by one person. The shares are redeemable by Ocean West at any time for the investment amount ($100,000) plus an amount representing an annual rate of return of 12% on the investment less any amounts paid as dividends on the shares. The holder of the shares has a liquidation preference in the same amount.

     Ocean West has 680 Series E Preferred Shares held jointly in one account which are issued and outstanding and which were sold for $250 per share. Each of the shares is entitled to cumulative annual dividends of $45 (18% of $250) payable in equal monthly installments. The holders have a liquidation preference over holders of all shares except earlier series of Preferred Shares in an amount equal to the purchase price of the shares plus any unpaid dividends. Ocean West may redeem the shares at any time upon payment of the original purchase price plus any unpaid dividends. The holder must give Ocean West notice of any intent to transfer the shares and Ocean West has the right of first refusal to purchase at the lesser of the offered price and terms or the redemption price and terms.

     Ocean West also has issued and outstanding 1,050 Series F Preferred Shares, 2,000 Series G Preferred Shares, 125 Series I Preferred Shares and 74 Series L Preferred Shares. There is only one holder of each series. All of the listed series have the same terms as Series E except for the purchase price and dividend amounts which are as follows: Series F - purchase price $100 per share, cumulative annual dividend $14 (14% of $100); Series G - purchase price $100 per share, cumulative annual dividend $24 (24% of $100); Series I - purchase price $100 per share, annual cumulative dividend of $15 (15% of $100); and Series L - purchase price $1,000 per share, cumulative annual dividend of $120 (12% of $1,000).

     Common Stock Purchase Warrants.   Ocean West has issued and outstanding
     ------------------------------
1,000,000 Common Stock Purchase Warrants, each warrant entitling the holder to purchase one Common Share. There are approximately ____ holders of the warrants. The warrants may be exercised at any time during the 18 month period beginning on the date of this prospectus at an exercise price of $8.00 per share, subject to adjustment, by surrendering the warrant to the Warrant Agent with the subscription properly completed and executed with payment of the exercise price. No fractional Common Shares will be issued in connection with the exercise of warrants. Ocean West has no right to call the warrants.

     If a holder of warrants fails to exercise the warrants prior to their expiration, the warrants will expire and the holder will have no further rights with respect to the warrants. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance that a market for the warrants will develop or continue. If Ocean West is unable to qualify the Common Shares underlying the warrants for sale (or the shares are exempt from qualification) under the securities laws of the states in which the various holders of the warrants then reside, holders of the warrants may have no choice but to let the warrants expire.

     A holder of warrants will not have any rights or privileges of a
shareholder prior to exercise of such warrants.   Ocean West will keep available
a sufficient number of authorized Common Shares to permit exercise of the warrants. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment in the event of stock dividends, stock splits, combinations, reorganizations, subdivisions and reclassifications. No assurance can be given that the market price of Ocean West's Common Shares will exceed the exercise price at any time during the term of the warrants.

     The warrants were issued pursuant to a Warrant Agreement between Ocean West and Reliance Trust Company (the "Warrant Agent"). All descriptions of the warrants are qualified in their entirety by reference to the Warrant Agreement which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

Transfer Agent, Registrar and Warrant Agent
-------------------------------------------

     The transfer agent and registrar for the Common Shares and the Warrant Agent is Reliance Trust Company, 3384 Peachtree Road NE, Suite 900, Atlanta, Georgia 30326-1106.

                                    DIVIDENDS
                                   ----------

     Ocean West has not paid any dividends and must receive funds from OWE in order to pay dividends. In addition, OWE historically has only paid dividends on preferred shares. In its warehouse line of credit OWE agreed not to pay any dividends in excess of OWE's net income. There is no guarantee that OWE, and therefore Ocean West, will pay dividends in the future and payment of dividends on Common Shares will not occur, if at all, until the dividend preferences of outstanding Preferred Shares are satisfied.

                        LIABILITY AND INDEMNIFICATION OF
                             DIRECTORS AND OFFICERS
                             ----------------------

     Officers and directors of Ocean West are covered by certain provisions of the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Ocean West, which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities.

Elimination of Liability in Certain Circumstances
-------------------------------------------------

     Both Delaware and California have enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the legislation, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission by including certain provisions in its Certificate of Incorporation.

     Ocean West's Certificate of Incorporation limits the liability of its directors to the corporation or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by the legislation. Specifically, the directors of Ocean West will not be personally liable for monetary damages for breach of director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Ocean West or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing and culpable violation of law, (iii) for acts or omissions that a director believes to be contrary to the best interests of Ocean West or its shareholders or that involve the absence of good faith on the part of the director, (iv) for unlawful payments of dividends or making of a distribution or unlawful stock repurchases or redemptions, (v) for any transaction from which the director derived an improper personal benefit, (vi) for acts or omissions that show a reckless disregard for the director's duty to Ocean West or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of services injury to Ocean West or its shareholders, or (vii) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Ocean West or its shareholders.

Indemnification
---------------

     Ocean West's Certificate of Incorporation provides that Ocean West indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers of Ocean West, or of such other corporation, to the fullest extent permitted under California or other law, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty or for which the exclusion of personal liability of directors for monetary damage described above is not available.

     The indemnification and advancement of expenses provided by or granted pursuant to Ocean West's Bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of shareholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, it being Ocean West's policy that indemnification of the persons specified in the Bylaws shall be made to the fullest extent permitted by law. The indemnification and advancement of expenses provided by, or granted pursuant to Ocean West's Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling Ocean West pursuant to the foregoing provisions, Ocean West has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                              AVAILABLE INFORMATION
                             ----------------------

     Ocean West will furnish annual reports containing audited financial statements to its shareholders. Additional unaudited reports may be provided to shareholders at such time as Ocean West may determine or as required by law. Ocean West also expects to be subject to the reporting requirements of the Securities Exchange Act of 1934.

     Ocean West has filed a registration statement on Form S-1 under the 1933 Act with the Securities and Exchange Commission (the "SEC") in Washington, D.C. The Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement as filed including the exhibits thereto. The registration statement may be reviewed and copied at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Ocean West is an electronic filer. The SEC maintains an Internet site which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Statements made in this Prospectus as to the
        -------------------
contents of any contract or other
document are not necessarily complete, and, where such contract or other document has been filed as an exhibit to the registration statement, reference is hereby made to such exhibit and each such statement is qualified in all respects by such reference.

                                  LEGAL MATTERS
                                 --------------

     Ocean West has been advised with respect to certain legal aspects of the offering by Ogden Newell & Welch, 1700 Citizens Plaza, 500 West Jefferson, Louisville, Kentucky 40202-2874.

                                     EXPERTS
                                    --------

     The financial statements of OWE as of March 31, 1999 and 1998 and each of the three years in the period ended March 31, 1999 and the financial statements of Ocean West as of ________, 2000 and for the period from its inception (___________, 2000) to ________, 2000, included in this Prospectus and elsewhere in the Registration Statement, have been included herein in reliance on the reports of Corbin & Wertz, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     The appraised value of the shares of stock of Ocean West based on the September 30, 1999 financial statements and assuming the acquisition of OWE by Ocean West Holding Corporation (as described herein), included in this Prospectus and elsewhere in the Registration Statement, have been included in reliance on the valuation prepared by Norman Jones Enlow & Co., Certified Public Accountants & Management Consultants, given on the authority of that firm as experts.

                              FINANCIAL STATEMENTS
                             ---------------------
                               TABLE OF CONTENTS
                               -----------------


                          Ocean West Enterprises, Inc.
                  Six Months Ended September 30, 1999 and 1998
                   Years Ended March 31, 1999, 1998 and 1997

                         Ocean West Holding Corporation
      For the Period ____________, 2000 (inception) through ________, 2000



Ocean West Enterprises, Inc.                                                                  Page
----------------------------                                                                 ------
Balance Sheet - September 30, 1999...........................................................F -  1
Statements of Operations - For the six months ended September 30, 1999 and 1998..............F -  3
Statements of Cash Flows - For the six months ended September 30, 1999 and 1998..............F -  4
Notes to Financial Statements................................................................F -  5

Independent Auditors' Report.................................................................F -  6
Balance Sheets - March 31, 1999 and 1998.....................................................F -  7
Statements of Operations - For each of the three years in the period ended March 31, 1999....F -  9
Statements of Stockholders' Equity - For each of the three years in the period ended
 March 31, 1999..............................................................................F - 10
Statements of Cash Flows - For each of the three years in the period ended March 31, 1999....F - 14
Notes to Financial Statements................................................................F - 16

Ocean West Holding Corporation
------------------------------
Independent Auditors' Report.................................................................F - 39
Balance Sheet - ________, 2000...............................................................F - 40
Statement of Operations and Accumulated Deficit - For the period ___________, 2000
 (inception) through ________, 2000..........................................................F - 41
Statement of Cash Flows - For the period _____________, 2000 (inception)
 through ________, 2000......................................................................F - 42
Notes to Financial Statements................................................................F - 43

Pro Forma Balance Sheet and Statement of Operations..........................................F - __

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                           BALANCE SHEET (Unaudited)

                            As of September 30, 1999
-------------------------------------------------------------------------------
ASSETS

Current assets:

 Cash and cash equivalents                 $   176,493
 Restricted cash                               159,154
 Mortgage loans held for sale                8,359,128
 Receivable from loans sold                     66,484
 Current portion of notes receivable            99,718
 Other current assets                          146,365
                                           -----------

     Total current assets                    9,007,342
                                           -----------

Property and equipment, net                    473,721
                                           -----------

Other assets:
 Originated mortgage servicing rights           65,036
 Property held for sale                        410,144
 Notes receivable, less current portion        185,598
 Deferred income taxes                         243,109
 Deposits                                      107,595
                                           -----------

     Total other assets                      1,011,482
                                           -----------

                                           $10,492,545
                                           ===========

Continued

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                     BALANCE SHEET (Unaudited) - CONTINUED

                            As of September 30, 1999
-------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

 Accounts payable and accrued expenses               $1,001,248
 Current portion of capital lease obligations            44,514
 Borrowings under line of credit                         97,067
 Borrowings under warehouse lines of credit           7,872,111
                                                     ----------

     Total current liabilities                        9,014,940

Long-term debt, net of current maturities               616,171

Capital lease obligations, net of current portion       192,707
                                                     ----------

     Total liabilities                                9,823,818
                                                     ----------

Stockholders' equity:
 Preferred stock, no par value; 50,000 shares authorized:
     Series C, 1,000 shares issued and outstanding         100,000
     Series D, 1,500 shares issued and outstanding         600,000
     Series E, 1,200 shares issued and outstanding         300,000
     Series F, 1,250 shares issued and outstanding         125,000
     Series G, 2,000 shares issued and outstanding         200,000
     Series I, 550 shares issued and outstanding            55,000
     Series K, 1,000 shares issued and outstanding         120,000
     Series L, 183 shares issued and outstanding           183,000
 Common stock, no par value; 100,000 shares
   authorized; 30,000 shares issued and outstanding         73,348
 Accumulated deficit                                    (1,087,621)
                                                       -----------

     Total stockholders' equity                            668,727
                                                       -----------

                                                       $10,492,545
                                                       ===========

                See accompanying notes to financial statements

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                      STATEMENTS OF OPERATIONS (Unaudited)
-------------------------------------------------------------------------------




                                                  Six Months Ended     Six Months Ended
                                                 September 30, 1999   September 30, 1998
                                                 -------------------  -------------------

Net revenues                                             $7,843,688          $11,167,599

Cost of loans                                             6,201,861            8,393,512

General and administrative expenses                       1,890,342            2,790,221
                                                         ----------          -----------

Net loss from operations                                   (248,515)             (16,134)

Other (expense) income                                       (5,683)             220,766
                                                         ----------          -----------

Net (loss) income                                        $ (254,198)         $   204,632
                                                         ==========          ===========

Basic and diluted net (loss) income available               $(11.33)               $6.76
                                                         ==========          ===========
 to common shareholders per common share

Basic and diluted weighted average common                    30,000               30,000
                                                         ==========          ===========
 shares outstanding

                See accompanying notes to financial statements

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                      STATEMENTS OF CASH FLOWS (Unaudited)
-------------------------------------------------------------------------------

                                                                 Six Months Ended     Six Months Ended
                                                                September 30, 1999   September 30, 1998
                                                                -------------------  -------------------
Cash flows from operating activities:
 Net (loss) income                                                    $   (254,198)         $   204,632
 Adjustments to reconcile net (loss) income to net cash
   provided by (used in) operating activities:
      Depreciation and amortization                                         23,191               36,358
      Gain on the origination of mortgage servicing rights                  (1,035)             (10,985)
      Deferred income taxes                                                      0             (256,831)
      Gain on sale of property                                             117,468                    0
      Changes in operating assets and liabilities:
         Restricted cash                                                  (117,544)                   0
         Mortgage loans held for sale                                   (3,795,715)          (1,230,001)
         Receivable from loans sold                                     14,846,544               22,492
         Other current assets                                              122,661              (82,590)
         Deposits                                                                0              (50,573)
         Accounts payable and accrued expenses                              95,518               95,817
                                                                      ------------          -----------

 Net cash provided by (used in) operating activities                    11,036,890           (1,271,681)
                                                                      ------------          -----------

Cash flows from investing activities:
 Collection of notes receivable                                             13,851                5,080
 Purchases of property and equipment                                        (5,754)             (28,041)
 Purchases of property held for sale                                             0             (311,144)
                                                                      ------------          -----------

 Net cash provided by (used in) investing activities                         8,097             (334,105)
                                                                      ------------          -----------

Cash flows from financing activities:
 Net borrowings under bank line of credit                                      (99)                 (59)
 Net (repayments) borrowings under warehouse lines of credit           (10,889,183)           1,149,111
 Issuance of long-term debt                                                184,378              196,360
 Principal repayments on long-term debt                                    (64,027)            (309,689)
 Principal repayments on short-term debt                                  (370,500)                   0
 Payments on capital lease obligations                                     (43,730)             (11,421)
 Proceeds from issuance of preferred stock                                 183,000              415,000
 Preferred stock dividends                                                 (85,725)             (51,917)
                                                                      ------------          -----------

 Net cash (used in) provided by financing activities                   (11,085,886)           1,387,385
                                                                      ------------          -----------

Net decrease in cash and cash equivalents                                  (40,899)            (218,401)
Cash and cash equivalents at beginning of period                           217,392              185,078
                                                                      ------------          -----------
Cash and cash equivalents at end of period                            $    176,493          $   (33,323)
                                                                      ============          ===========
Supplemental disclosure of cash flow information --
 Cash paid during the period for:
   Interest                                                           $    469,320          $   650,912
   Income taxes                                                       $        800          $       800

Supplemental schedule of non--cash investing activities:
     During the period ending September 30, 1999, the Company incurred capital lease obligations in the amount of $219,439 for the purchase of property and equipment.

                                          See accompanying notes to financial statements

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS (Unaudited)

                               September 30, 1999
-------------------------------------------------------------------------------


NOTE 1 - MANAGEMENT'S REPRESENTATION
------------------------------------

The management of Ocean West Enterprises, Inc. (the "Company" or "OWE") without audit has prepared the financial statements included herein. Certain information and note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of the management of the Company, all adjustments considered necessary for fair presentation of the financial statements have been included and were of a normal recurring nature, and the accompanying financial statements present fairly the financial position as of September 30, 1999, the results of operations for the six months ended September 30, 1999 and 1998, and cash flows for the six months ended September 30, 1999 and 1998.

It is suggested that these financial statements be read in conjunction with the OWE audited financial statements and notes for the period ending March 31, 1999. The interim results are not necessarily indicative of the results for a full year.

NOTE 2 - PREFERRED STOCK ISSUANCES
----------------------------------

During the period ended September 30, 1999, the Company issued 241 shares of Series L preferred stock in exchange for $241,000 and redeemed 58 shares of Series L preferred stock in exchange for $58,000.

During the period ended September 30, 1999, the Company paid preferred stock dividends of $85,725 based on preferred stock agreements.

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Board of Directors
Ocean West Enterprises, Inc.
 dba Ocean West Funding


We have audited the accompanying balance sheets of Ocean West Enterprises, Inc. dba Ocean West Funding (the "Company") as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocean West Enterprises, Inc. dba Ocean West Funding as of March 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.



                                         CORBIN & WERTZ

Irvine, California
June 11, 1999

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                                 BALANCE SHEETS

                         As of March 31, 1999 and 1998
-------------------------------------------------------------------------------


 ASSETS                                        1999          1998
                                            ----------  -----------
Current assets:
 Cash and cash equivalents                 $   217,392  $   185,078
 Restricted cash                                41,610            -
 Mortgage loans held for sale                4,563,413   17,172,652
 Receivable from loans sold                 14,913,028            -
 Current portion of notes receivable            97,709       15,105
 Other current assets                          269,025      224,200
                                           -----------  -----------

     Total current assets                   20,102,177   17,597,035
                                           -----------  -----------

Property and equipment, net                    414,317      336,873
                                           -----------  -----------

Other assets:
 Originated mortgage servicing rights           70,571       67,304
 Property held for sale                        410,144      944,500
 Notes receivable, less current portion        173,756       96,117
 Deferred income taxes                         242,234            -
 Deposits                                      108,470      126,753
                                           -----------  -----------

     Total other assets                      1,005,175    1,234,674
                                           -----------  -----------

                                           $21,521,669  $19,168,582
                                           ===========  ===========
Continued

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                           BALANCE SHEETS - CONTINUED

                         As of March 31, 1999 and 1998
-------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY                             1999          1998
                                                             -----------   -----------
Current liabilities:
 Accounts payable and accrued expenses                       $   908,111   $   838,853
 Current maturities of long-term debt                            458,042       301,934
 Current portion of capital lease obligations                     48,539        22,507
 Borrowings under line of credit                                  97,165        96,758
 Borrowings under warehouse lines of credit                   18,761,294    16,792,260
                                                             -----------   -----------

     Total current liabilities                                20,273,151    18,052,312

Long-term debt, net of current maturities                        408,278       843,981

Capital lease obligations, net of current portion                 13,141        33,215
                                                             -----------   -----------

     Total liabilities                                        20,694,570    18,929,508
                                                             -----------   -----------

Commitments and contingencies

Stockholders' equity:
 Preferred stock, no par value; 50,000 shares authorized:
     Series C, 1,000 shares issued and outstanding               100,000       100,000
     Series D, 1,500 shares issued and outstanding               600,000       600,000
     Series E, 1,200 shares issued and outstanding               300,000       300,000
     Series F, 1,250 shares issued and outstanding               125,000       125,000
     Series G, 2,000 shares issued and outstanding               200,000             -
     Series I, 550 shares issued and outstanding                  55,000             -
     Series K, 1,000 shares issued and outstanding               120,000             -
     Series L, no shares issued and outstanding                        -             -
 Common stock, no par value; 100,000 shares
   authorized; 30,000 shares issued and outstanding               73,348        73,348
 Accumulated deficit                                            (746,249)     (959,274)
                                                             -----------   -----------

     Total stockholders' equity                                  827,099       239,074
                                                             -----------   -----------

                                                             $21,521,669   $19,168,582
                                                             ===========   ===========
                          See independent auditors' report and accompanying notes to financial statements

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                            STATEMENTS OF OPERATIONS

         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

                                                                1999          1998          1997
                                                             -----------   -----------   -----------
Revenues:
 Revenue from origination and sale of mortgage loans         $17,904,513   $14,625,209   $12,590,669
 Servicing fees, net                                               5,924        21,615       166,469
 Gain on origination of mortgage servicing rights                 17,105        49,283       224,840
 Gain on sale of mortgage servicing rights                             -       155,440       281,449
                                                             -----------   -----------   -----------
        Total revenues                                        17,927,542    14,851,547    13,263,427
                                                             -----------   -----------   -----------

Operating expenses:
 Cost of loans:
     Commissions and broker's fees                             9,072,042     8,456,971     8,758,604
     Interest on warehouse line                                1,115,304     1,187,087       875,553
     Fees and costs                                            2,965,502     1,529,209       494,956
     Cost of loan repurchases                                    109,493       264,253        69,455
                                                             -----------   -----------   -----------
        Total cost of loans                                   13,262,341    11,437,520    10,198,568
                                                             -----------   -----------   -----------

 General and administrative expenses:
     Interest expense                                            149,172        61,010        38,888
     Other general and administrative expenses                 1,668,094     1,743,110     1,146,080
     Salaries and wages                                        2,672,109     2,201,715     1,434,817
     Payroll taxes                                               263,599       233,584       165,713
                                                             -----------   -----------   -----------
        Total general and administrative expenses              4,752,974     4,239,419     2,785,498
                                                             -----------   -----------   -----------

        Total operating expenses                              18,015,315    15,676,939    12,984,066
                                                             -----------   -----------   -----------

(Loss) income from operations                                    (87,773)     (825,392)      279,361
                                                             -----------   -----------   -----------

Other income:
 Gain on sale of property                                        104,500             -             -
 Interest and other                                               83,474        17,425             -
                                                             -----------   -----------   -----------
        Total other income                                       187,974        17,425             -
                                                             -----------   -----------   -----------

Income (loss) before provision (benefit) for income taxes        100,201      (807,967)      279,361

Provision (benefit) for income taxes                            (241,434)          800       142,376
                                                             -----------   -----------   -----------

Net income (loss)                                            $   341,635   $  (808,767)  $   136,985
                                                             ===========   ===========   ===========

Basic and diluted earnings (loss) available to common              $7.10       $(29.76)        $3.78
                                                             ===========   ===========   ===========
 shareholders per common share

Weighted average common shares outstanding                        30,000        30,000        30,000
                                                             ===========   ===========   ===========

                         See independent auditors' report and accompanying notes to financial statements

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                       STATEMENTS OF STOCKHOLDERS' EQUITY

         For Each Of The Three Years In The Period Ended March 31, 1999
-------------------------------------------------------------------------------

                                                                         Preferred Stock
                                              ------------------------------------------------------------
                                                    Series B           Series C           Series D
                                                    --------           --------           --------
                                               Shares     Amount    Shares   Amount    Shares   Amount
                                               ------     ------    ------   ------    ------   ------
Balances at April 1, 1996                       1,500   $ 600,000    1,000   $100,000      --    $    --
Redemption of Series B preferred stock         (1,500)   (600,000)      --         --      --         --
Issuance of Series D preferred stock               --          --       --         --   1,500     600,000
Issuance of Series E preferred stock               --          --       --         --      --         --
Dividends on preferred stock                       --          --       --         --      --         --
Net income                                         --          --       --         --      --         --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1997                         --          --    1,000    100,000   1,500     600,000
Issuance of Series F preferred stock               --          --       --         --      --         --
Dividends on preferred stock                       --          --       --         --      --         --
Net loss                                           --          --       --         --      --         --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1998                         --          --    1,000    100,000   1,500     600,000
Issuance of Series G preferred stock               --          --       --         --      --         --
    pursuant to conversion of notes payable
Issuance of Series H preferred stock               --          --       --         --      --         --
Issuance of Series I preferred stock               --          --       --         --      --         --
Issuance of Series J preferred stock               --          --       --         --      --         --
Issuance of Series K preferred stock               --          --       --         --      --         --
Redemption of Series H preferred stock             --          --       --         --      --         --
Redemption of Series J preferred stock             --          --       --         --      --         --
Dividends on preferred stock                       --          --       --         --      --         --
Net income                                         --          --       --         --      --         --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1999                         --     $  --      1,000   $100,000   1,500    $600,000
                                              ========== ========== ======== ========= ========= =========

     Continued

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                 STATEMENTS OF STOCKHOLDERS' EQUITY - CONTINUED

         For Each Of The Three Years In The Period Ended March 31, 1999
-------------------------------------------------------------------------------

                                                                         Preferred Stock
                                              ------------------------------------------------------------
                                                    Series E           Series F          Series G
                                                    --------           --------          --------
                                               Shares     Amount    Shares   Amount   Shares     Amount
                                               ------     ------    ------   ------   ------     -------
Balances at April 1, 1996                          --       $  --       --     $   --      --       $  --
Redemption of Series B preferred stock             --          --       --         --      --          --
Issuance of Series D preferred stock               --          --       --         --      --          --
Issuance of Series E preferred stock            1,200     300,000       --         --      --          --
Dividends on preferred stock                       --          --       --         --      --          --
Net income                                         --          --       --         --      --          --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1997                      1,200     300,000       --         --      --          --
Issuance of Series F preferred stock               --          --    1,250    125,000      --          --
Dividends on preferred stock                       --          --       --         --      --          --
Net loss                                           --          --       --         --      --          --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1998                      1,200     300,000    1,250    125,000      --          --
Issuance of Series G preferred stock               --          --       --         --   2,000     200,000
    pursuant to conversion of notes payable
Issuance of Series H preferred stock               --          --       --         --      --          --
Issuance of Series I preferred stock               --          --       --         --      --          --
Issuance of Series J preferred stock               --          --       --         --      --          --
Issuance of Series K preferred stock               --          --       --         --      --          --
Redemption of Series H preferred stock             --          --       --         --      --          --
Redemption of Series J preferred stock             --          --       --         --      --          --
Dividends on preferred stock                       --          --       --         --      --          --
Net income                                         --          --       --         --      --          --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1999                      1,200    $300,000    1,250   $ 12,500  2,000     $ 200,000
                                              ========== =========== ======= ========= ========= =========
     Continued

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                 STATEMENTS OF STOCKHOLDERS' EQUITY - CONTINUED

         For Each Of The Three Years In The Period Ended March 31, 1999
-------------------------------------------------------------------------------

                                                                         Preferred Stock
                                              ------------------------------------------------------------
                                                    Series H                Series I            Series J
                                                    --------                --------            --------
                                               Shares      Amount   Shares    Amount  Shares      Amount
                                              -------      ------   ------    ------  ------      ------

Balances at April 1, 1996                          --   $      --       --  $     --      --   $      --
Redemption of Series B preferred stock             --          --       --        --      --          --
Issuance of Series D preferred stock               --          --       --        --      --          --
Issuance of Series E preferred stock               --          --       --        --      --          --
Dividends on preferred stock                       --          --       --        --      --          --
Net income                                         --          --       --        --      --          --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1997                         --          --       --        --      --          --
Issuance of Series F preferred stock               --          --       --        --      --          --
Dividends on preferred stock                       --          --       --        --      --          --
Net loss                                           --          --       --        --      --          --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1998                         --          --       --        --      --          --
Issuance of Series G preferred stock               --          --       --        --      --          --
    pursuant to conversion of notes payable
Issuance of Series H preferred stock            1,000      35,000       --        --      --          --
Issuance of Series I preferred stock               --          --      550    55,000      --          --
Issuance of Series J preferred stock               --          --       --        --   1,000     160,000
Issuance of Series K preferred stock               --          --       --        --      --          --
Redemption of Series H preferred stock         (1,000)    (35,000)      --        --      --          --
Redemption of Series J preferred stock             --          --       --        --  (1,000)   (160,000)
Dividends on preferred stock                       --          --       --        --      --          --
Net income                                         --          --       --        --      --          --
                                              ---------- ---------- -------- --------- --------- ---------
Balances at March 31, 1999                         --   $      --      550  $ 55,000      --   $      --
                                              ========== ========== ======== ========= ========= =========

Continued

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                 STATEMENTS OF STOCKHOLDERS' EQUITY - CONTINUED

         For Each Of The Three Years In The Period Ended March 31, 1999
-------------------------------------------------------------------------------

                                                                 Preferred Stock
                                                               --------------------
                                                                      Series K               Common Stock   Accumulated
                                                                 ------------------          ------------
                                                                 Shares    Amount    Shares     Amount       Deficit
                                                                 ------    ------    ------     ------       -------
Balances at April 1, 1996                                            --  $     --     30,000       $73,348    $(180,042)
Redemption of Series B preferred stock                               --        --         --            --           --
Issuance of Series D preferred stock                                 --        --         --            --           --
Issuance of Series E preferred stock                                 --        --         --            --           --
Dividends on preferred stock                                         --        --         --            --      (23,450)
Net income                                                           --        --         --            --      136,985
                                                                --------  ---------   ------       -------    ----------
Balances at March 31, 1997                                           --        --     30,000        73,348      (66,507)
Issuance of Series F preferred stock                                 --        --         --            --           --
Dividends on preferred stock                                         --        --         --            --      (84,000)
Net loss                                                             --        --         --            --     (808,767)
                                                                --------  ---------   ------       -------    ----------
Balances at March 31, 1998                                           --        --     30,000        73,348     (959,274)
Issuance of Series G preferred stock                                 --        --         --            --           --
    pursuant to conversion of notes payable
Issuance of Series H preferred stock                                 --        --         --            --           --
Issuance of Series I preferred stock                                 --        --         --            --           --
Issuance of Series J preferred stock                                 --        --         --            --           --
Issuance of Series K preferred stock                              1,000    120,000        --            --           --
Redemption of Series H preferred stock                               --        --         --            --           --
Redemption of Series J preferred stock                               --        --         --            --           --
Dividends on preferred stock                                         --        --         --            --     (128,610)
Net income                                                           --        --         --            --      341,635
                                                                --------  ---------   ------       -------    ----------
Balances at March 31, 1999                                        1,000    $120,000   30,000       $73,348    $(746,249)
                                                                ========  =========   ======       =======    ==========

                          See independent auditors' report and accompanying notes to financial statements

--------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                            STATEMENTS OF CASH FLOWS

         For Each of the Three Years in the Period Ended March 31, 1999
--------------------------------------------------------------------------------

                                                                      1999          1998          1997
                                                                  -----------    ----------     ---------
Cash flows from operating activities:
    Net income (loss)                                            $    341,635   $  (808,767)  $   136,985
    Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
     Provision for doubtful receivables                                33,055             -             -
     Depreciation and amortization                                     81,689        79,267        51,970
     Gain on the origination of mortgage servicing rights             (17,105)      (49,283)     (224,840)
     Gain on sale of mortgage servicing rights                              -      (155,440)     (281,449)
     Deferred income taxes                                           (242,234)        3,978       141,576
     Gain on sale of property                                        (104,500)            -             -
     Changes in operating assets and liabilities:
        Restricted cash                                               (41,610)            -             -
        Accounts receivable                                                 -             -        12,457
        Mortgage loans held for sale                               12,609,239    (8,184,327)    5,888,561
        Receivable from loans sold                                (14,913,028)            -             -
        Other current assets                                          (77,880)      219,063      (259,336)
        Deposits                                                       (4,208)      (71,324)       (9,299)
        Accounts payable and accrued expenses                          69,258       217,480       336,719
                                                                  -----------    ----------     ---------
    Net cash (used in) provided by operating activities            (2,265,689)   (8,749,353)     5,793,34
                                                                  -----------    ----------     ---------
Cash flows from investing activities:
    Collection of receivable from sale of mortgage
      servicing rights                                                      -       102,454             -
    Collection of notes receivable                                      6,185         4,519         2,242
    Purchases of property and equipment                              (103,016)     (105,396)      (47,303)
    Proceeds from sale of property                                     61,279             -             -
    Purchases of property held for sale                               (21,144)      (64,500)            -
    Sale (purchase) of mortgage loan held for investment               22,491       (22,491)            -
    Issuance of notes receivable                                            -        (7,083)      (35,900)
    Proceeds from sale of mortgage servicing rights                         -       293,139       178,995
                                                                  -----------    ----------     ---------
 Net cash (used in) provided by investing activities                  (34,205)      200,642        98,034
                                                                  -----------    ----------     ---------
Cash flows from financing activities:
    Net borrowings under bank line of credit                              407             -         1,370
    Net borrowings (repayments) under warehouse lines
      of credit                                                     1,969,034     8,098,421    (5,962,880)
    Issuance of long-term debt                                        480,500       215,430             -

Continued

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                      STATEMENTS OF CASH FLOWS - CONTINUED

         For Each of the Three Years in the Period Ended March 31, 1999
--------------------------------------------------------------------------------

                                                            1999        1998          1997
                                                        ----------   ----------   -----------

 Principal repayments on long-term debt                   (127,802)    (124,823)       (5,288)
 Payments on capital lease obligations                     (36,321)     (15,862)       (7,921)
 Proceeds from issuance of preferred stock                 370,000      125,000       900,000
 Redemption of preferred stock                            (195,000)           -      (400,000)
 Preferred stock dividends                                (128,610)     (84,000)      (23,450)
                                                        ----------   ----------   -----------

 Net cash provided by (used in) financing activities     2,332,208    8,214,166    (5,498,169)
                                                        ----------   ----------   -----------

Net increase (decrease) in cash and cash equivalents        32,314     (334,545)      393,209

Cash and cash equivalents at beginning of year             185,078      519,623       126,414
                                                        ----------   ----------   -----------

Cash and cash equivalents at end of year                $  217,392   $  185,078   $   519,623
                                                        ==========   ==========   ===========

Supplemental disclosure of cash flow information -
 Cash paid during the year for:
     Interest                                           $1,276,925   $1,227,842   $   911,171
                                                        ==========   ==========   ===========
     Income taxes                                       $      800   $      800   $       800
                                                        ==========   ==========   ===========

Supplemental schedule of non-cash investing and financing activities:

 During fiscal 1999, the Company incurred long-term debt in the amount of $44,000 for the purchase of property held for sale.

 During fiscal 1999 and 1998, the Company incurred capital lease obligations in the amount of $42,279 and $40,306, respectively, for the purchase of property and equipment.

 During fiscal 1999, the Company sold property with a cost of $599,500 for $704,000 which is comprised of $61,279 in cash, a note receivable for $166,428 and the settlement of notes payable in the amount of $476,293.

 During fiscal 1999, holders of notes payable totaling $200,000 exercised the conversion feature which allowed them to convert the notes payable into 2,000 shares of Series G preferred stock.

 During fiscal 1998, the Company sold servicing rights for total consideration of $326,194, of which $33,055 was a note receivable.

 During fiscal 1998, the Company purchased certain property to be held for sale valued at $645,000 in exchange for cash down payments totaling $64,500 and notes payable of $580,500.

 During fiscal 1997, the Company redeemed its Series B preferred stock through the issuance of two $100,000 promissory notes and a cash payment of $400,000.

 During fiscal 1997, the Company sold servicing rights for total consideration of $281,449, of which $102,454 was a note receivable.

See independent auditors' report and accompanying notes to financial statements

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                         NOTES TO FINANCIAL STATEMENTS

         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Nature of Business
-------------------

Ocean West Enterprises, Inc., dba Ocean West Funding (the "Company"), a C corporation, was incorporated in November 1988 in the State of California for the purpose of engaging in mortgage banking activities. The Company is involved in the process of originating, packaging and funding of HUD and other government insured loans and non-government insured loans in the Southern California region. HUD insured loans comprised 71%, 63% and 49% of total loans originated by the Company during the years ended March 31, 1999, 1998 and 1997, respectively. Certain of the non-government insured loans are sold "servicing retained" whereby the Company receives a fee for servicing the loans (see
Note 9).

Risks and Uncertainties
-----------------------

As discussed above, the Company originates HUD and other government insured loans primarily in the Southern California region. The Company generates revenue from the origination, sale and servicing of these loans. Significant changes in interest rates or the underlying economic condition of the Southern California real estate market could have a materially adverse impact on the Company's operations.

Concentration of Credit Risk
----------------------------

The Company maintains, at times, cash balances at certain financial institutions in excess of amounts insured by Federal agencies.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates made by the Company's management include, but are not limited to, the realizability of mortgage loans held for sale, mortgage servicing rights and property held for sale, the collectibility of notes receivable, and the recoverability of property and equipment through future operating profits. Actual results could materially differ from those estimates.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Cash and Cash Equivalents
-------------------------

For the purpose of the statement of cash flows, the Company considers all highly liquid holdings with maturities of three months or less, at the time of purchase, to be cash equivalents.

Restricted Cash
----------------

Restricted cash represents monies deposited in escrow for the benefit of a borrower who advanced funds to the Company.

Mortgage Loans Held For Sale
----------------------------

Mortgage loans held for sale to investors are stated at the lower of cost or market value, as determined by outstanding commitments from investors or current investor yield requirements. As of March 31, 1999 and 1998, included in the carrying value of mortgage loans held for sale are $430,312 and $368,003, respectively, of net expenses incurred in the origination of such loans. A substantial portion of such loans were sold to investors within 30 days subsequent to March 31, 1999 and 1998.

Receivable from Loans Sold
--------------------------

In fiscal 1999, the Company recognized revenues on loans sold (along with corresponding costs) at the time the loan file with completed documentation was shipped to the designated investors due to a change in the Company's records retention policy on shipping documentation. In preceding years, the Company did not retain loan shipping documentation; therefore, the Company recognized revenues upon the funding of the loans by the designated investors. This change resulted in an increase in income before provision for income taxes and net income by $92,000.

Property and Equipment
----------------------

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, ranging from three to thirty years. Depreciation expense related to property and equipment during the years ended March 31, 1999, 1998 and 1997 totaled $67,851, $66,600 and $28,572, respectively. Maintenance and repairs are charged to operations when incurred. Major betterments and renewals are capitalized. Gains or losses are recognized upon sale or disposition of assets.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting For The Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be held and used by any entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Pursuant to SFAS 121, management of the Company assesses the recoverability of property and equipment by determining whether the depreciation of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. To date, management has not identified any impairment of property and equipment.

Mortgage Servicing Rights
-------------------------

The Company has adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights," which allows the Company to allocate and capitalize the cost of purchasing or originating mortgage loans, when servicing rights are retained, based on the relative fair value of those servicing rights at the date of loan purchase or origination.
The Company estimates fair value by taking the present value of the expected net future cash flows from loan servicing using a discount rate commensurate with the risks involved. Costs allocated to mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income and are evaluated for impairment based on their fair value.

The Company capitalized $17,105, $49,283 and $224,840 of mortgage servicing
rights during the years ended March 31, 1999, 1998 and 1997, respectively.   As
a result, the Company recorded a gain on the origination of mortgage servicing rights in the amounts of $17,105, $49,283 and $224,840 which is reflected in the accompanying statements of operations for the years ended March 31, 1999, 1998 and 1997, respectively. Amortization expense related to mortgage servicing rights during the years ended March 31, 1999, 1998 and 1997 totaled $13,838, $12,667 and $23,398, respectively.

Property Held For Sale
----------------------

Property held for sale at March 31, 1999 consists of two residential properties which are recorded at the lower of cost or market value. Both properties are subject to short-term leases. The Company intends to market such properties for sale during the year ended March 31, 2000.

-------------------------------------------------------------------------------
                         OCEAN WEST ENTERPRISES, INC.
                            dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

        For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Revenue and Cost Recognition
----------------------------

Revenue from the sale of loans is recognized at the time the loans are sold or when the loan file has completed shipping documentation to independent investors. The related commissions and other origination costs are also recognized at the time the loans are sold. Revenue from the servicing of loans is recognized as earned.

Accounting for Stock-Based Compensation
----------------------------------------

The Company accounts for stock-based compensation issued to employees, if any, using the intrinsic value based method as prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value based method, compensation is the excess, if any, of the fair value of the stock at the grant date over the amount an employee must pay to acquire the stock. Compensation, if any, is recognized over the applicable service period, which is usually the vesting period.

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). This standard, if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

The adoption of the accounting methodology of SFAS 123 is optional and the Company has elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as if the Company adopted the cost recognition requirements under SFAS 123, are required to be presented.

Basic and Diluted Earnings (Loss) Per Share
-------------------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 changes the methodology of calculating earnings (loss) per share by eliminating any common stock equivalents (such as stock options, warrants, etc.) from basic earnings per share and changes certain calculations when computing diluted earnings per share.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding, assuming all dilutive potential common shares were issued (none for 1999, 1998 and 1997).

Advertising
------------

The Company expenses advertising costs as incurred. The advertising costs for the years ended March 31, 1999, 1998 and 1997 totaled $40,121, $24,827 and $12,211, respectively.

Income Taxes
------------

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Fair Value of Financial Instruments
-----------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, accounts payable and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments. See
Note 14 for additional disclosure about the fair value of the Company's financial instruments.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Year 2000
---------

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

Comprehensive Income
---------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 has not impacted the Company's financial statements as it has no comprehensive income items.

Segment Information
--------------------

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company has only one business segment, so no additional disclosures are required.

New Accounting Pronouncements
------------------------------

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

In October 1998, the FASB issued Standards of Financial Accounting Standards No. 134 ("SFAS 134"), "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS 134 is an amendment of SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." It requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities and other retained interest based on its ability and intent to sell or hold those instruments. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows as it currently does not utilize or deal in mortgage-backed securities.

Reclassifications
-----------------

Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

NOTE 2 - NOTES RECEIVABLE
-------------------------

Notes receivable consist of the following at March 31:

                                                          1999            1998
                                                        --------        -------

Secured note receivable from an employee of the       $   166,428      $      -
Company, bearing interest at 7.50% per annum, payable in monthly interest installments with all principal and unpaid interest due and payable in April 2005.

Note receivable from a third party, bearing interest at    75,000        75,000
8% per annum; interest payable monthly; due
September 1999; secured by a second trust deed on the property to which it relates.

Note receivable from a third party, bearing interest at    20,660        22,037
0.001% per annum; payable in monthly installments of $63, including interest, through November 2026;
secured by third trust deed on the property to which it relates.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 2 - NOTES RECEIVABLE, continued
------------------------------------

                                         1999       1998
                                     ---------   --------

Other                                    9,377     14,185
                                     ---------   --------
                                       271,465    111,222

Less current portion                   (97,709)   (15,105)
                                     ---------   --------
                                    $  173,756  $  96,117
                                     =========   ========
NOTE 3 - PROPERTY AND EQUIPMENT
----------------------------------

Property and equipment consist of the following at March 31:

                                         1999       1998
                                     ---------   --------

Real estate                          $ 149,000   $ 149,000
Office equipment                       321,666     222,529
Furniture and fixtures                  97,801      93,922
Automobiles                             12,000      12,000
Property under capital leases          130,636      88,357
                                     ---------   ---------
                                       711,103     565,808

Less accumulated depreciation        (296,786)   (228,935)
  and amortization                  ---------   ---------

                                    $ 414,317   $ 336,873
                                    =========   =========


NOTE 4 - LINE OF CREDIT
------------------------

The Company has an unsecured bank line of credit in the amount of $100,000. This line is personally guaranteed by the Company's common stockholders. Interest on the note is payable monthly at the bank's reference rate (bank's reference rate at March 31, 1999 was 7.75%) plus 2.5%. The line of credit expires November 18, 1999. At March 31, 1999 and 1998, the outstanding balance under the line of credit was $97,165 and $96,758, respectively.

Interest expense incurred under the unsecured bank line of credit amounted to $9,939, $10,639 and $10,305 for the years ended March 31, 1999, 1998 and 1997, respectively.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 5 - WAREHOUSE LINES OF CREDIT
----------------------------------

The Company has a $15,000,000 mortgage loan purchasing warehouse line of credit, collateralized by the related mortgage loans receivable with a carrying value of $17,625,281 and $16,827,140 at March 31, 1999 and 1998, respectively, mortgage loan servicing agreements entered into by the Company (see Note 9) and personally guaranteed by the common stockholders of the Company, with interest due monthly at the bank reference rate plus an established percentage (7.69% at March 31, 1999). The warehouse line of credit expires on July 31, 1999 and the Company is currently in negotiations with the existing lender to renew the line of credit. The warehouse line of credit has restrictions as to the types of loans (and the maximum amounts per individual loans) for which said line can be used to fund. Furthermore, the line can only be used to fund loans at a percentage of par, as defined; the remainder must be funded by the Company utilizing its own cash resources. At March 31, 1999 and 1998, the outstanding balance under the warehouse line of credit was $17,493,914 and $16,792,260, respectively.

The warehouse line of credit agreement contains restrictive covenants relating to net worth, tangible net worth, and various ratios, as defined. Furthermore, the warehouse line of credit permits dividends solely to the extent of net income. Substantially all of such restrictive covenants were not satisfied at March 31, 1999. In addition, the warehouse line of credit was drawn in excess of the maximum amount allowable pursuant to the related agreement. Subsequent to year end, the Company received a waiver from the line lender waiving such covenant violations as of March 31, 1999.

The Company has another $15,000,000 mortgage loan purchasing warehouse line of credit, collateralized by the related mortgage loans receivable with a carrying value of $1,267,380 at March 31, 1999, mortgage loan servicing agreements entered into by the Company (see Note 9) and personally guaranteed by the common stockholders of the Company, with interest due monthly at the bank reference rate plus an established percentage (8.75% at March 31, 1999). Each advance is to be repaid within 45 days of the advance. At March 31, 1999 and 1998, the outstanding balance under this warehouse line of credit was $1,267,380 and $0, respectively.

Interest expense incurred under the warehouse lines of credit amounted to $1,115,304, $1,187,087 and $875,553 for the years ended March 31, 1999, 1998 and
1997, respectively.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE6 - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
-----------------------------------------------------

Long-Term Debt
---------------

Long-term debt consists of the following at March 31:


                                                                 1999             1998
                                                               --------         --------
Notes payable to a third party, bearing interest at            $ 370,500        $      -
7.25% per annum; payable in monthly interest
installments only with all unpaid principal and interest
due March 2000.

Note payable to a third party, bearing interest at               308,134         310,326
8.875% per annum; payable in monthly installments
of $2,470, including interest, through February 2028;
secured by property held for sale.

Note payable to a third party, bearing interest at a              60,345          61,610
variable rate (6.875% per annum at March 31, 1999);
payable in monthly installments of $467, including
interest, through May 2020; secured by the property to
which it relates.

Note payable to a related party, bearing interest at              50,000               -
24% per annum; payable in monthly interest
installments with all unpaid principal and interest due
August 1999.

Note payable to a third party, bearing interest at                43,805               -
8.375% per annum; payable in monthly installments
of $334, including interest, through August 2028;
secured by deed of trust.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 6 - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, continued
----------------------------------------------------------------

                                                                              1999             1998
                                                                           --------          --------

Note payable to a related party, bearing interest at                           30,000                -
50% per annum; payable in monthly interest
installments with all unpaid principal and interest due
August 1999.

Note payable to a third party, bearing interest at                                 -           269,212
8.75% per annum; payable in monthly installments of
$2,124, including interest, through October 2027;
secured by property held for sale.  Note was paid in
full during fiscal 1999.

Note payable to a third party, bearing interest at a                               -           210,247
variable rate (8.875% per annum at March 31, 1999);
payable in monthly installments of $1,715, including
interest, through January 2025; secured by property
held for sale.  Note was paid in full during fiscal 1999.

Notes payable to a third party, bearing interest at 25%                            -           170,000
per annum; payable in monthly installments of
$4,167, plus interest, through October 1998; secured
by a second trust deed on property held for sale.  Note
was converted to Series G preferred stock during
fiscal 1999 (see Note 8).

Non-interest bearing subordinated note payable to a                                -           100,000
former Series B preferred stockholder. Note was paid
in full during fiscal 1999.

Other                                                                          3,536            24,520
                                                                           ---------         ---------
                                                                             866,320         1,145,915
Less current portion                                                        (458,042)         (301,934)
                                                                           ---------         ---------

                                                                          $  408,278        $  843,981

                                                                           =========         =========

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 6 - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, continued
----------------------------------------------------------------

Aggregate long-term debt matures as follows:

        Years Ending
         March 31,
         ---------
          2000                      $  458,042
          2001                           4,351
          2002                           4,728
          2003                           5,137
          2004                           5,583
          Thereafter                   388,479
                                     ---------
                                    $  866,320
                                     =========

Interest expense incurred under long-term debt obligations amounted to $129,384, $51,854 and $23,371 for the years ended March 31, 1999, 1998 and 1997, respectively.

Capital Leases
--------------

The Company leases certain equipment under capital leases which expire through 2001, with effective interest rates ranging from 14% to 17.884%. The assets and related liabilities under the capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the related assets. The assets are depreciated over their estimated useful lives. Depreciation of the assets of $16,770 and $11,000, respectively, was included in other general and administrative expenses for the years ended March 31, 1999 and 1998.

Future minimum lease payments, by year and in the aggregate, under capital leases with initial or remaining terms of one year or more, consist of the following at March 31, 1999:

          2000                                       $ 55,327
          2001                                         15,857
                                                     --------
                                                       71,184

      Less amount representing interest                (9,504)
                                                     --------

      Present value of net minimum lease payments      61,680

      Less current portion                            (48,539)
                                                     --------
                                                     $ 13,141
                                                     ========

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 6 - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, continued
----------------------------------------------------------------

Interest expense incurred under capital lease obligations amounted to $9,849, $9,156 and $5,212 for the years ended March 31, 1999, 1998 and 1997, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Operating Leases
----------------

The Company leases its facilities and certain equipment under non-cancelable operating leases that expire through the year 2004. These agreements generally provide that the Company pay operating costs such as taxes, insurance and maintenance.

Future annual minimum payments under operating leases at March 31, 1999 are as follows:

        Years Ending
          March 31,
          ---------

          2000                          $  238,498
          2001                             225,766
          2002                             218,426
          2003                             220,266
          2004                             148,445
                                         ---------

                                        $1,051,401
                                         =========

Rental expense under operating leases for the years ended March 31, 1999, 1998 and 1997 was $172,455, $78,180 and $44,549, respectively.

Consulting Agreements
---------------------

The Company entered into a financial consulting agreement whereby the former Series B preferred stockholder was entitled to consulting fees of $6,000 per month through November 25, 1998. Consulting fees charged to operations totaled $48,000, $72,000 and $24,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

As part of the Series D preferred stock purchase agreement (see Notes 8 and 12), the Company entered into a financial consulting agreement whereby the Series D preferred stockholder is entitled to consulting fees of $6,000 per month. The agreement expires upon the redemption of the Series D preferred stock. Consulting fees charged to operations totaled $72,000 for each of the years ended March 31, 1999, 1998 and 1997.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 7 - COMMITMENTS AND CONTINGENCIES, continued
-------------------------------------------------

Litigation
----------

The Company is involved in certain legal matters which arise in the normal course of business. Management believes that the disputes will be resolved without material adverse effect on the financial position or results of operations of the Company.

NOTE 8 - PREFERRED STOCK
------------------------

In 1991, the Board of Directors authorized the issuance of up to 50,000 shares of non-voting preferred stock. The Company may divide the preferred stock into any number of series, and the Board of Directors shall fix the designation and number of shares of each series. See Note 15 for informal stock transactions after March 31, 1999.

Currently, the Company has established twelve series of preferred stock designated "Series A, B, C, D, E, F, G, H, I, J, K and L" preferred stock as follows:

Preferred Stock, Series A
--------------------------

The Company redeemed all shares of Series A preferred stock prior to fiscal
1997.

Preferred Stock, Series B
--------------------------

In 1993, the Board of Directors authorized the issuance of up to 1,500 shares of Series B preferred stock at $400 per share. The Series B preferred stock was non-voting and entitled the holder to receive, on a cumulative basis, dividends at an annual rate of 2%, payable on a monthly basis. The Series B preferred stock was redeemable by the Company after one year from the date of issuance. On November 26, 1996, the Company redeemed the Series B preferred stock for $400,000 in cash, $200,000 in notes payable, and a guaranteed two (2) year financial consulting agreement at $6,000 per month (see Note 7). Dividends of $8,000 were declared and paid for the year ended March 31, 1997.

Preferred Stock, Series C
-------------------------

In 1993, the Board of Directors authorized the issuance of up to 1,000 shares of Series C preferred stock at $100 per share. At March 31, 1999 and 1998, 1,000 shares of the Series C preferred stock were outstanding. The Series C preferred stock is non-voting and is redeemable by the Company commencing one year from the date of issuance. The redemption price will include an annual rate of return of 12% on the original issuance price. The Series C preferred stock shall have a preference over the common stock of the Company. The Company has been paying a monthly dividend at an

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 8 - PREFERRED STOCK, continued
-----------------------------------

annual rate of 12% in lieu of the increased redemption price. Dividends of $12,000 were declared and paid for the years ended March 31, 1999, 1998 and 1997, respectively.

Preferred Stock, Series D
-------------------------

In 1997, the Board of Directors authorized the issuance of up to 1,500 shares of Series D preferred stock at $400 per share. At March 31, 1999 and 1998, 1,500 shares of Series D preferred stock were outstanding. The Series D preferred stock is non-voting and is redeemable by the Company commencing five years from the date of issuance. The Company is limited, in each calendar year, to repurchasing 20% of the number of shares originally issued. Subject to the laws of the state of California, if the Company's common stockholders sell all of their common stock of the Company, the Series D preferred stockholder may elect to have the Company redeem all issued and outstanding Series D preferred stock. The redemption price shall equal the issuance price. If the Company conducts an initial public offering ("IPO"), the Series D preferred stockholder may elect to convert the preferred stock to common stock at the conversion rate of $400 per share. The Series D preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C preferred stock. The Series D preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 3%, payable on a monthly basis. Dividends of $18,000, $18,000 and $3,450 were declared and paid for the years ended March 31, 1999, 1998 and 1997, respectively.

In connection with the purchase of the Series D preferred stock, the Company entered into a financial consulting agreement whereby the Series D preferred stockholder is entitled to $6,000 per month until such time that the Series D preferred stock is redeemed by the Company (see Notes 7 and 12).

Preferred Stock, Series E
-------------------------

In 1997, the Board of Directors authorized the issuance of up to 1,200 shares of Series E preferred stock at $250 per share. At March 31, 1999 and 1998, 1,200 shares of Series E preferred stock were outstanding. The Series E preferred stock is non-voting and is redeemable at the Company's option. The redemption price shall equal the issuance price. The Series E preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C and D preferred stock. The Series E preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 18%, payable on a monthly basis.
Dividends of $54,000 were declared and paid for the years ended March 31, 1999 and 1998. The Company was not obligated to pay dividends for Series E preferred stock in 1997.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 8 - PREFERRED STOCK, continued
-----------------------------------

Preferred Stock, Series F
--------------------------

In 1998, the Board of Directors authorized the issuance of up to 1,250 shares of Series F preferred stock at $100 per share. At March 31, 1999 and 1998, 1,250 shares of Series F preferred stock were outstanding. The Series F preferred stock is non-voting and is redeemable at the Company's option. The redemption price shall equal the issuance price. The Series F preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, D and E preferred stock. The Series F preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 14%, payable on a monthly basis. Dividends of $17,500 were declared and paid for the year ended March 31, 1999. The Company was not obligated to pay dividends for Series F preferred stock in 1998.

Preferred Stock, Series G
-------------------------

In 1999, the Board of Directors authorized the issuance of up to 2,000 shares of Series G preferred stock at $100 per share. At March 31, 1999, 2,000 shares of Series G preferred stock were outstanding. The Series E preferred stock is non-voting and is redeemable at the Company's option. The redemption price shall equal the issuance price plus any unpaid dividends. The Series G preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, D, E and F preferred stock. The Series G preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 24%, payable on a monthly basis. Dividends of $20,833 were declared and paid for the year ended March 31, 1999.

Preferred Stock, Series H
--------------------------

In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series H preferred stock at $35 per share. Subsequent to their issuance, the Company redeemed all 1,000 shares issued for $35 per share and at March 31, 1999, no shares of Series H preferred stock were outstanding.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 8 - PREFERRED STOCK, continued
-----------------------------------

Preferred Stock, Series I
-------------------------

In 1999, the Board of Directors authorized the issuance of up to 550 shares of Series I preferred stock at $100 per share. At March 31, 1999, 550 shares of Series I preferred stock were outstanding. The Series I preferred stock is non-voting and is redeemable at the Company's option. The redemption price shall equal the issuance price plus any unpaid dividends. The Series I preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, D, E, F and G preferred stock. The Series I preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 15%, payable on a monthly basis. Dividends of $4,950 were declared and paid for the year ended March 31, 1999. If the Company conducts an IPO, the Series I preferred stockholder may elect to convert the preferred stock, plus unpaid dividends, to common stock at 50% of the Company's IPO price.

Preferred Stock, Series J
--------------------------

In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series J preferred stock at $160 per share. Subsequent to their issuance, the Company redeemed all 1,000 shares issued for $160 per share and at March 31, 1999, no shares of Series J preferred stock were outstanding.

Preferred Stock, Series K
-------------------------

In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series K preferred stock at $120 per share. At March 31, 1999, 1,000 shares of Series K preferred stock were outstanding. The Series K preferred stock is non-voting and is redeemable at the Company's option. The redemption price shall equal the issuance price plus any unpaid dividends. The Series K preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, D, E, F, G and I preferred stock. The Series K preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 5%, payable on a monthly basis. The Company was not obligated to pay dividends for Series K preferred stock in 1999.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 8 - PREFERRED STOCK, continued
-----------------------------------

Preferred Stock, Series L
-------------------------

In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series L preferred stock at $1,000 per share. At March 31, 1999, no shares of Series L preferred stock were outstanding. The Series L preferred stock is non-voting and is redeemable at the Company's option. The redemption price shall equal the issuance price plus any unpaid dividends. The Series L preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, D, E, F, G, I and K preferred stock. The Series L preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of 12%, payable on a monthly basis. The Company was not obligated to pay dividends for Series L preferred stock in 1999. Subsequent to March 31, 1999, the Company sold 241 shares of Series L preferred stock (see Note 13).

NOTE 9 - MORTGAGE LOAN SERVICING
--------------------------------

Mortgage loans serviced by the Company amounting to approximately $9.7 million and $9.4 million at March 31, 1999 and 1998, respectively, are not included in the accompanying balance sheets. Funds held in trust on behalf of the owners of such serviced loans are also not reflected in the accompanying balance sheets. The Company subcontracts its servicing through a third party sub-servicer. The
contract may be canceled by either party with 120 days written notice.   Loan
sub-servicing fees are based on a fixed monthly fee per outstanding loan being serviced.

NOTE 10 - GAIN ON SALE OF SERVICING RIGHTS
------------------------------------------

In fiscal 1998, the Company sold servicing rights in connection with $26,443,993 of loans which the Company had previously sold with "servicing retained," for $326,194. The net carrying value of the servicing rights at the time of sale was $170,754. As a result of the transaction, the Company recognized a gain of $155,440 in the fiscal 1998 statement of operations.

In fiscal 1997, the Company sold servicing rights in connection with $35,626,514 of loans which the Company had previously sold with "servicing retained" for $281,449. The servicing rights sold were originated in fiscal years occurring prior to 1997 (prior to the adoption of SFAS 122). As a result, the servicing rights sold had no carrying value at the time of sale. Accordingly, the Company recorded the entire transaction as a gain on sale of servicing rights.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 11 - PROVISION FOR INCOME TAXES
------------------------------------

The provision (benefit) for income taxes consists of the following for the years ended March 31:

                      1999             1998                1997
                    --------         --------            -------

Current:
    Federal       $        -       $        -         $        -
    State                800              800                800
                    --------         --------            -------
                         800              800                800
                    --------         --------            -------

  Deferred:
    Federal         (229,544)               -            107,659
    State            (12,690)               -             33,917
                    --------         --------            -------
                    (242,234)               -            141,576
                    --------         --------            --------
                  $ (241,434)             800            142,376
                    ========         ========            =======

The income tax provision (benefit) for the years ended March 31, 1999, 1998 and 1997 differed from the amounts computed by applying the U.S. Federal tax rate of 34 percent to the income (loss) from operations before provision (benefit) for income taxes as a result of the following:

                                                          1999        1998       1997
                                                       ---------   ---------   --------

Computed "expected" tax provision (benefit)            $  24,682   $(274,709)  $ 94,983

Increase (decrease) in income taxes resulting from:
     Non-deductible expenses                              14,903      11,513      2,774
     State taxes, net of Federal benefit                   4,151     (47,140)    11,804
     (Decrease) increase in  valuation allowance        (297,408)    297,408          -
     Other                                                12,238      13,728     32,815
                                                       ---------   ---------   --------

                                                       $(241,434)  $     800   $142,376
                                                       =========   =========   ========

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 11 - PROVISION FOR INCOME TAXES, continued
-----------------------------------------------

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, are presented below:

                                             1999       1998
                                           --------   --------
Deferred tax assets:
       Net operating loss carryforwards    $270,424   $ 327,576
       Other                                  9,443           -
                                           --------   ---------
                                            279,867     327,576

     Less valuation allowance                     -    (297,408)
                                           --------   ---------

           Deferred tax assets              279,867      30,168

     Deferred tax liabilities:
       Other                                (37,633)    (30,168)
                                           --------   ---------

     Net deferred tax asset                $242,234   $       -
                                           ========   =========

The net change in the total valuation allowance for the years ended March 31, 1999 and 1998 was a decrease of $297,408 and an increase of $297,408, respectively.

At March 31, 1999, the Company has net operating loss carryforwards ("NOLs") of approximately $253,000 for Federal income tax reporting purposes and approximately $18,000 for state reporting purposes, expiring through 2013.

Management believes, based in part on historical performance, that the Company will generate sufficient future taxable income to realize the entire deferred tax asset prior to expiration of any NOLs and that the realization of the $279,867 deferred tax asset is more likely than not. There can be no assurance, however, that the Company will generate enough taxable income to realize the deferred tax asset prior to the expiration of the NOLs.

NOTE 12 - RELATED PARTY TRANSACTIONS
------------------------------------

The Company paid consulting fees to stockholders of its Series B and D preferred stock. Total consulting fees paid were $120,000, $144,000 and $96,000 during the years ended March 31, 1999, 1998 and 1997, respectively (see Notes 7 and 8).

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

NOTE 13 - EARNINGS (LOSS) PER SHARE
-----------------------------------

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations:

                                                 1999        1998        1997
                                              ---------   ---------   --------


Numerator for basic and diluted earnings (loss) per common share:

     Net income (loss)                        $ 341,635   $(808,767)  $136,985
     Dividends on preferred shares             (128,610)    (84,000)   (23,450)
                                              ---------   ---------   --------

Net income (loss) applicable to common
  shareholders                                $ 213,025   $(892,767)  $113,535
                                              =========   =========   ========

Denominator for basic and diluted earnings (loss)
  per common share:
     Weighted average shares                     30,000      30,000     30,000
                                              =========   =========   ========

Basic and diluted earnings (loss) available
      to common shareholders per common share $    7.10   $  (29.76)  $   3.78
                                              =========   =========   ========

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------


  NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS
 ----------------------------------------------

The following disclosure of the estimated fair value of financial instruments as of March 31, 1999 and 1998 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

                                                       March 31, 1999               March 31, 1998
                                                 ------------------------     -----------------------
                                                  Carrying     Estimated        Carrying   Estimated
                                                   Amount      Fair Value        Amount    Fair Value
                                                 -----------  -----------     -----------------------
Assets:
Mortgage loans and receivable from loans
   sold                                         $19,476,441    $19,473,441  $17,172,652  $17,172,652
   Items included in other assets:
      Advances to escrow                             28,282         28,282       52,167       52,167
      Principal and interest on advances
        on loans sold                               189,687        189,687      104,297      104,297
      Employee advances
      Receivable from sale of loans services              -              -       33,055       33,055
      Principal and interest advances on loans
        serviced                                     27,094         27,094       10,079       10,079

Liabilities:
   Notes payable                                $   866,320    $   873,032  $ 1,145,915  $ 1,152,920


The fair value estimates as of March 31, 1999 and 1998 are based on pertinent information that was available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following describes the methods and assumptions used by the Company in estimating fair values.

Mortgage Loans and Receivable From Loans Sold
---------------------------------------------

Fair value is estimated using the quoted market prices for similar loans and dealer commitments to purchase loans.

-------------------------------------------------------------------------------
                          OCEAN WEST ENTERPRISES, INC.
                             dba OCEAN WEST FUNDING

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
         For Each of the Three Years in the Period Ended March 31, 1999
-------------------------------------------------------------------------------

  NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS, continued
 ---------------------------------------------------------

Notes Payable
-------------

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. Related party debt was not revalued due to the non-arms-length origin of these instruments.

NOTE 15 - SUBSEQUENT EVENTS
---------------------------

In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series L preferred stock at $1,000 per share. At June 30, 1999, 241 shares of Series L preferred stock had been issued and are outstanding in exchange for $241,000.

Subsequent to year end, the shareholders of the Company are contemplating the establishment of a holding company by contributing all of their outstanding shares to the holding company in exchange for certain shares. Management of the holding company is then planning to register certain of its shares in the public market as a means of increasing ownership liquidity and capital-raising capabilities.

                        Ocean West Holding Corporation
                             Financial Statements


                             [to be supplied with
                           a balance sheet closer to
                            effective date and when
                          organization further along]

    No dealer, salesman or other
    person has been authorized to                  3,271,000 Common Shares
    give any information or to make
    any representations other than                            and
    those contained in this
    Prospectus.  Any information or                 1,000,000 Common Stock
    representation which is not                        Purchase Warrants
    included in the Prospectus should
    not be relied upon and is not                             of
    authorized by the issuer.  The
    delivery of this Prospectus at              Ocean West Holding Corporation
    any time does not imply that the
    information in the Prospectus is
    correct at any time subsequent to
    its date of issue.  This
    Prospectus does not constitute an
    offer to sell or a solicitation
    of an offer to buy any of these
    securities.


        _________________________               ______________________________

            TABLE OF CONTENTS                              PROSPECTUS
        _________________________               ______________________________

                                 Page
                                 ----
Summary                             4
Risk Factors                        9
Plan of Distribution               18
Use of Proceeds                    20
Capitalization                     20
Business                           22
Management's Discussion
 and Analysis of Financial
 Condition                         32           ______________, 2000
Management                         37
Principal and Selling              40     Dealer Prospectus Delivery Obligation
 Shareholders
Securities                         42      Until ________________, all dealers
Dividends                          47  that effect transactions in these
Liability and Indemnification      47  securities, whether or not participating
 of Directors                          in this offering, may be required to
Available Information              48  deliver a prospectus.  This in addition
Legal Matters                      49  to the dealers' obligation to deliver a
Experts                            49  prospectus when acting as underwriters
Financial Statements               50  and with respect to their unsold
                                       allotments or subscriptions.
        _________________________

Part II - Information Not Required In Prospectus
-------   --------------------------------------

Item 13.  Other Expenses of Issuance and Distribution
          -------------------------------------------

  Expenses of the offering are estimated to be approximately $_______ which amount includes the following items:

     Registration fee - federal                $ 2,178
     Registration fees - state                 $
     Transfer Agent Fees*                      $
     Printing and EDGAR Filing Costs*          $
     Legal Fees (including fees relating
     to the reorganization)*                   $
     Accounting Fees                           $10,000

------------------------------------------------------------------------------

* estimates

The Selling Shareholders are not paying any expenses of the registration.

Item 14.  Indemnification of Directors and Officers
          -----------------------------------------

     Ocean West Holding Corporation has provisions in its Certificate of Incorporation which limit its directors' monetary liability to it or its shareholders except: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing and culpable violation of law; (c) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (d) for unlawful payment of dividends or making of a distribution or unlawful repurchase or redemption of its own stock; (e) for any transaction from which the director derived an improper personal benefit; (f) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties of a risk of serious injury to the corporation or its shareholders; or (g) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

     Ocean West is required to indemnify its officers and directors for any liability incurred by them in their capacity as such except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty or for which the exclusive of personal liability of directors for monetary damages described above is not available.

Item 15.  Recent Sales of Unregistered Securities
          ---------------------------------------

     On the effective date of this Registration Statement, Ocean West Holding Corporation issued 5,826,000 Common Shares, 240,000 Class B Common Shares and 4,929 Preferred Shares to the shareholders of Ocean West Enterprises, Inc. in exchange for all of OWE's issued and outstanding stock. Ocean West claims exemption from registration under Section 4(2) of the Securities Act of 1933.

     Of the Common Shares issued to OWE shareholders, 2,017,000 shares (in addition to the Common Shares sold to Monogenesis) will be registered under this Registration Statement. The remaining securities issued will bear a restrictive legend.

Item 16.  Exhibits and Financial Statement Schedules
          ------------------------------------------

                                                                       Exhibit      Page
                                                                     Table Number  Number
                                                                     ------------  ------
-----------------------------------------------------------------------------------------
I.    Plan of Acquisition, Reorganization, Arrangement, Liquidation        2
      or Succession
-----------------------------------------------------------------------------------------
      (i)  Stock Purchase Agreement and Plan of Reorganization
           (including all schedules)                                                  95
-----------------------------------------------------------------------------------------
II.   Articles of Incorporation and Bylaws                                 3
-----------------------------------------------------------------------------------------
      (i)  Certificate of Incorporation of Ocean West Holding
           Corporation                                                               126
-----------------------------------------------------------------------------------------
      (ii) Bylaws of Ocean West Holding Corporation                                  141
-----------------------------------------------------------------------------------------
III.  Instruments Defining the Rights of Security Holders                  4
-----------------------------------------------------------------------------------------
      (i)  Common Stock Purchase Warrant Agreement Between
           Ocean West Holding Corporation  and Reliance Trust
           Company                                                                   164
-----------------------------------------------------------------------------------------
IV.   Opinion of Counsel - Legality of Securities Being Registered         5         174
-----------------------------------------------------------------------------------------
V.    Material Contracts                                                   10
-----------------------------------------------------------------------------------------
     (i)   Transfer Agent and Registrar Agreement Between Ocean
           West Holding Corporation and Reliance Trust Company                       176
-----------------------------------------------------------------------------------------
     (ii)  Employment Agreement - Marshall Stewart                                   183
-----------------------------------------------------------------------------------------
     (iii) Employment Agreement - Daryl Meddings                                     187
-----------------------------------------------------------------------------------------
VI.  Subsidiaries of the Registrant                                        21        191
-----------------------------------------------------------------------------------------
VII. Consent of Experts                                                    23
-----------------------------------------------------------------------------------------
     (i)   Consent of Corbin & Wertz, Certified Public Accountants                   192
-----------------------------------------------------------------------------------------
     (ii)  Consent of Norman Jones Enlow & Co., Certified Public
           Accountants & Management Consultants                                      193
-----------------------------------------------------------------------------------------
    (iii)  Consent of Counsel - See Exhibit 5
-----------------------------------------------------------------------------------------
VIII.  Financial Data Schedule                                             27        194
-----------------------------------------------------------------------------------------

Item 17.  Undertakings
          ------------

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on January 31, 2000.

Ocean West Holding Corporation


By: /s/ Marshall L. Stewart
    ---------------------------------------------------------
    Marshall L. Stewart, President, Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Marshall L. Stewart                                    on January 31, 2000
-----------------------------------------------------------
Marshall L. Stewart, President, Chief (principal) Executive Officer


/s/ Daryl Meddings                                         on January 31, 2000
-----------------------------------------------------------
Daryl Meddings, Chief (principal) Financial Officer, Secretary/Treasurer


    The following are at least a majority of the directors of Ocean West Holding
Corporation:


/s/ Marshall L. Stewart                                    on January 31, 2000
-----------------------------------------------------------
Marshall L. Stewart, Director


/s/ Daryl Meddings                                         on January 31, 2000
-----------------------------------------------------------
Daryl Meddings, Director